Exhibit 10.15

DEVELOPMENT, PRODUCT SUPPLY AND COMMERCIALIZATION AGREEMENT

FOR THERMODOX®

by and between

CELSION CORPORATION

and

YAKULT HONSHA CO., LTD.

Dated:  December 1, 2008

Material in this Agreement has been omitted and filed separately with the Commission.

i

4.2	Additional Indications	24
4.2.1	Additional Proposal	24
4.2.2	Acceptance of Proposed Indication	25
4.2.3	Rejection of Proposed Indication	25

ARTICLE 5	FINANCIAL PROVISIONS	25
5.1	Upfront Payment	25
5.2	Payment of Development Costs	25
5.3	Milestone Payments	25
5.4	Sale of ThermoDox Products in the Territory	26
5.4.1	Royalty	26
5.5	Royalty Term	26
5.6	Notices of Termination	27
5.7	Reports and Payments	27
5.7.1	Intercompany Sales	27
5.7.2	Yakult Report	27
5.8	GAAP	27
5.9	(Intentionally Deleted)	27
5.10	Manner of Payments	27
5.11	Interest on Late Payments	28
5.12	Default in Payments	28
5.13	Tax Withholding; Value Added Tax	28
5.13.1	Withholding	28
5.13.2	Value-Added Tax	29
5.14	Financial Records; Audits	29
5.15	Right of Offset	30
5.16	Generic Entry	30

ARTICLE 6	PRODUCT SUPPLY AND DISTRIBUTION	30
6.1	Exclusive Supply of ThermoDox Products by Celsion	30
6.2	Pricing	30

ARTICLE 7	INTELLECTUAL PROPERTY	31
7.1	Intellectual Property	31
7.1.1	Yakult Technology	31
7.1.2	Celsion Technology	31
7.1.3	Joint Improvements and Yakult Improvements	31
7.1.4	Inventorship	31
7.2	Prosecution and Maintenance of Patents	31
7.2.1	Prosecution and Maintenance of Celsion Patent Rights	31
7.2.2	Right to Comment	31
7.2.3	Yakult Step-In Rights	32
7.2.4	Execution of Documents by Agents	32
7.3	Patent Infringement	32
7.3.1	Third Party Patent Invalidity Claims	32
7.3.2	Infringement of Celsion Patent Rights	32
7.4	Notice of Generic Product Entry in the Territory	33
7.5	Patent Term Extension	33
7.6	Patent Challenge	33

ARTICLE 8	REGULATORY MATTERS	34
8.1	General	34
8.2	Communications with Regulatory Authorities	34
8.3	Drug Safety	35
8.4	Regulatory Information	35
8.5	Suspension of Clinical Development Activities	35
8.6	Recalls or Other Corrective Action	35

ARTICLE 9	CONFIDENTIAL INFORMATION; PUBLICATIONS AND PUBLICITY	35
9.1	Confidential Information	35
9.2	Publications	37
9.3	Registration and Filing of This Agreement	38
9.4	Publicity	38
9.5	Prohibition on Solicitation	39

ARTICLE 10	REPRESENTATIONS AND WARRANTIES; COVENANTS	39
10.1	Mutual Representations and Warranties	39
10.2	Additional Yakult Representations and Warranties	40
10.3	Additional Celsion Representations and Warranties	40
10.4	Covenants	41
10.5	Representations and Warranties of Celsion Concerning the Duke Agreement	42
10.6	Celsion’s Obligations Concerning the Duke Agreement	42
10.7	Additional Covenants of Celsion	43
10.8	Disclaimer of Warranty	43

ARTICLE 11	INDEMNIFICATION	43
11.1	Indemnification by Yakult	43
11.2	Indemnification by Celsion	43
11.3	Procedure for Indemnification	44
11.3.1	Notice	44
11.3.2	Defense of Claim	44
11.3.3	Settlement of Claim	45
11.4	Insurance	45
11.5	Limitation of Liability	45

ARTICLE 12	TERM AND TERMINATION	45
12.1	Term	45
12.1.1	Expiration	45
12.2	Termination for Cause	46
12.2.1	Termination for Material Breach	46
12.2.2	Termination as a Result of Insolvency	46
12.2.3	Termination by Yakult	47
12.2.4	Termination for Failure to Achieve Minimum Sales Targets	47
12.3	Change of Control	47
12.4	Termination of Duke Agreement	47

ARTICLE 13	EFFECTS OF TERMINATION	47
13.1	Effect of Termination by Celsion for Cause or by Yakult Voluntarily	47
13.2	Effect of Termination by Yakult for Cause	48
13.3	Effect of Termination for Insolvency	48
13.4	Effect of Termination for Failure to Meet Minimum Sales Targets	48
13.5	Termination Assistance and Technology Transfer	48
13.5.1	Technology Transfer	49
13.5.2	Delivery of Collateral Materials	50
13.5.3	Assignment of Rights and Grant of Licenses	50
13.5.4	Inventory	51
13.6	Termination Due to Serious Safety Issue	51
13.7	Survival	52

ARTICLE 14	MISCELLANEOUS	52
14.1	Relationship of the Parties	52
14.2	Further Assurances	52
14.3	Force Majeure	52

14.4	Governing Law	53
14.5	Arbitration	53
14.6	(Intentionally Deleted)	54
14.7	Assignment	55
14.8	Notices	55
14.9	Severability	56
14.10	Headings	56
14.11	Waiver	56
14.12	Entire Agreement	56
14.13	No License	56
14.14	No Third Party Beneficiaries	56
14.15	Counterparts	56

DEVELOPMENT, PRODUCT SUPPLY AND COMMERCIALIZATION AGREEMENT

THIS DEVELOPMENT, PRODUCT SUPPLY AND COMMERCIALIZATION AGREEMENT (the “Agreement”), is executed and effective on December 5, 2008 (the “Effective Date”), by and between Celsion Corporation, a corporation organized and existing under the laws of the State of Delaware and having its principal office at 10220 Old Columbia Road, Suite L, Columbia, Maryland 21046 (“Celsion”), and Yakult Honsha Co., Ltd., a corporation organized and existing under the laws of Japan and having its principal office at 1-19 Higashi Shinbashi 1-chome, Minato-ku, Tokyo, Japan (“Yakult”).  Celsion and Yakult are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

INTRODUCTION

WHEREAS, Duke University granted rights with respect to ThermoDox Product to Celsion Corporation under the License Agreement dated on November 10, 1999, as amended by Amendment to License Agreement on January 15, 2003, and Amendment 2 to License Agreement on June 20, 2007. (“Duke Agreement”);

WHEREAS, Yakult has extensive experience and expertise in the development and commercialization of pharmaceutical products in Japan;

WHEREAS, Celsion has an ongoing research and development program in the field of ThermoDox Products and holds certain intellectual property in this field; and

WHEREAS, Celsion and Yakult and its Affiliates desire to collaborate on the research, development and commercialization of the ThermoDox Products in Japan upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, covenants and agreements contained herein, Celsion and Yakult, intending to be legally bound, agree as follows:

ARTICLE 1 DEFINITIONS

For purposes of this Agreement, the following initially capitalized terms, whether used in the singular or plural, shall have the following meanings:

1.1                               “Adverse Event” means any unfavorable and unintended sign, including an abnormal laboratory finding, symptom, or disease temporally associated with the use of ThermoDox Products, whether or not related to ThermoDox Products.

1.2                               “Affiliate” of a Party means any Person which directly or indirectly controls, is controlled by, or is under common control with such Party for so long as such control exists.  For purposes of this definition, “control” of a Person means (including, with correlative meanings, “controlled by,” “controlling” and “under common control with”) the possession of

(a) the power to direct or cause the direction of the management and policies of such Person, or (b) ownership of at least fifty percent (50%) of the securities or comparable equity interest (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the Person.

1.3                               “Bundled Product” means a product containing a ThermoDox Product and other products sold by Yakult, when sold together by Yakult have the intent of providing an aggregate price lower or higher than the price of each product sold separately.

1.4                               “Business Day” means any day that is not a Saturday, a Sunday or a national holiday in Japan or an official holiday in the state of New York as identified annually by the Parties.

1.5                               “Calendar Quarter” means for each Calendar Year, each of the three (3) month periods ending March 31, June 30, September 30 and December 31; provided, however, that the first Calendar Quarter for the first Calendar Year shall extend from the Effective Date to the end of the first complete calendar quarter thereafter.

1.6                               “Calendar Year” means, for the first calendar year, the period commencing on the Effective Date and ending on December 31 of the calendar year during which the Effective Date occurs, and each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.

1.7                               “Celsion Confidential Information” means Confidential Information for which Celsion is the Disclosing Party.

1.8                               “Celsion Improvements” means any Improvements that are conceived, first made or invented during the Term solely by Celsion, or its Affiliates, agents, or sublicensees or by Third Parties acting on its behalf.

1.9                               “Celsion IND” means [  *  ] for a use of ThermoDox Product as filed with the US Food and Drug Administration.

1.10                        “Celsion Know-How” means Know-How that is either Controlled by Celsion on the Effective Date or comes within Celsion’s Control during the Term (other than Yakult Know-How pursuant to the licenses granted hereunder) and is necessary or useful for the Development, manufacture, use or Commercialization of any ThermoDox Product, provided that Celsion Know-How shall not include Celsion Improvements.

1.11                        “Celsion Patent Costs” means all Patent Costs incurred in the preparing, filing, prosecuting and maintaining Celsion Patent Rights.

1.12                        “Celsion Patent Rights” means any Patent Rights containing one or more claims that cover (i) the composition of matter of a ThermoDox Product or portion thereof, (ii) the manufacture or formulation of the foregoing, (iii) use of a ThermoDox Product for a Named Indication, or (iv) any Patent Rights otherwise necessary or useful for the Development,

* Material has been omitted and filed separately with the Commission.

manufacture, use or Commercialization of any ThermoDox Product for a Named Indication, which are Controlled by Celsion as of the Effective Date or come within Celsion’s Control during the Term (other than (x) Yakult Patent Rights pursuant to the licenses granted hereunder and (y) Celsion Improvements), including any Patent Rights claiming Joint Improvements.  As of the Effective Date, Celsion Patent Rights are [  *  ].

1.13                        “Celsion Technology” means Celsion Patent Rights and Celsion Know-How.

1.14                        “Change of Control” means with respect to a Party (1) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (2) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (3) a person or entity, or group of persons or entities, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.

1.15                        “Claims” means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims and demands.

1.16                        “Clinical Study” is a scientific study of how a treatment works in humans.  A Clinical Study is deemed to “commence” upon the first patient signing an informed consent in such Clinical Study.  A Clinical Study can be a Phase I, Phase II or Phase III study.  Clinical Studies shall have a corresponding meaning.  A Phase IV study is not a Clinical Study.

1.17                        “CMC” means “Chemistry Manufacturing and Controls” and refers to the FDA and/or Japanese regulatory term used in drug manufacturing and development.

1.18                        “Collaboration” means the joint efforts of Celsion and Yakult to Develop and Commercialize ThermoDox Product for Named Indications pursuant to this Agreement.

1.19                        “Collateral Materials” means, with respect to a ThermoDox Product, information, data, or images reduced to a tangible form (which, for the avoidance of doubt, shall include electronic form) to the extent relating exclusively to such ThermoDox Product.  By way of example and not limitation, Development Plans, NDAs, Regulatory Materials, Commercialization Plans, ThermoDox Product training program and Promotional Materials are all considered “Collateral Materials.”

1.20                        “Commercialization” means any and all activities directed to marketing, promoting, distributing, offering for sale and selling a ThermoDox Product, importing a ThermoDox Product (to the extent applicable) and conducting Phase IV Studies.  When used as a verb, “Commercialize” means to engage in Commercialization.

1.21                        “Commercialization Costs” of a ThermoDox Product means all Out-of-Pocket Costs and Expenses, incurred by Yakult or its Affiliates, to the extent provided for in an approved Commercialization Plan or otherwise approved in advance by the Committee, and

* Material has been omitted and filed separately with the Commission.

solely to the extent related to marketing and sale of such ThermoDox Product in the Territory, consisting of:

1.21.1                          [  *  ];

1.21.2                          [  *  ];

1.21.3                          [  *  ];

1.21.4                          [  *  ];

1.21.5                          [  *  ];

1.21.6                          [  *  ];

1.21.7                          [  *  ].

1.21.8                          [  *  ];

1.21.9                          [  *  ];

1.21.10                   [  *  ]; and

1.21.11                   [  *  ].

1.22                        “Commercially Reasonable Efforts” means the efforts, activities and resources, which a diligent Third Party company active in the same Field as the respective Party would use (including, without limitation, the promptness with which such efforts and resources would be applied) in Developing, manufacturing, promoting or Commercializing its own pharmaceutical products that are of comparable market potential to the ThermoDox Product, taking into account all relevant factors including product labeling or anticipated labeling, present and future market potential, past performance of the ThermoDox Product and such Party’s own pharmaceutical products that are of similar market potential, financial return, medical and clinical considerations, present and future regulatory environment and competitive market conditions, and the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity), all as measured by the facts and circumstances at the time such efforts are due.  Commercially Reasonable Efforts require that a Party, at a minimum, assign responsibility for such obligations to qualified employees, set annual goals and objectives for carrying out such obligations, and allocate appropriate resources designed to meet such goals and objectives.

1.23                        “Committee” means the joint steering Committee.

1.24                        “Confidential Information” means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, electronic or other form, provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant to the terms of binding agreement between Yakult and Celsion for Development and

* Material has been omitted and filed separately with the Commission.

marketing of ThermoDox Product in Japan, dated August 13, 2008, this Agreement or generated pursuant to this Agreement, including without limitation, non-public information relating to the Disclosing Party’s existing or proposed research, development efforts, new inventions (whether or not patentable), patent applications, Know-How, Improvements by either or both Parties, sources of materials used, customers, financial information, personnel, business, products, and the terms of this Agreement.  Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:

1.24.1                          were already known by the Receiving Party or any of its Affiliates (other than under an obligation of confidentiality to the Disclosing Party) at the time of disclosure by the Disclosing Party, to the extent such Receiving Party has documentary evidence of independent discovery or development by or on behalf of the Receiving Party or any of its Affiliates, without the use of the Confidential Information belonging to the Disclosing Party;

1.24.2                          were generally available to the public at the time of its disclosure to the Receiving Party;

1.24.3                          became generally available to the public after its disclosure or development by either or both Parties, as the case may be, and other than through any act or omission of the Receiving Party in breach of the Receiving Party’s confidentiality obligations under this Agreement; or

1.24.4                          were disclosed to the Receiving Party or any of its Affiliates, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others;

1.25                        “Control” or “Controlled” means, with respect to any:  (a) material, item of information, method, data or other Know-How, or (b) intellectual property right, the possession (whether by ownership or license, other than a license pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party access and/or a license as provided herein under such item or right without violating the terms of any agreement or other arrangement with any Third Party existing at the applicable time.

1.26                        “Country” means any generally recognized sovereign entity.

1.27                        “Development” or “Develop” means preclinical and clinical drug development activities, including, among other things, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, manufacturing for Clinical Studies, preclinical studies, Clinical Studies, regulatory filing submission and approval, and regulatory affairs related to the foregoing.  When used as a verb, “Develop” means to engage in Development.  For clarity, Development does not include Phase IV Studies.

1.28                        “Development Costs” of a ThermoDox Product means all Out-of-Pocket Costs and Expenses for work required for Development of such ThermoDox Product (including preclinical and clinical activities and CMC studies, regulatory activities and approvals, the recruiting and enrolling of patients in the Clinical Studies), and the cost to purchase the

ThermoDox Product, in each case only to the extent provided for in an approved Development Plan or otherwise approved in writing and in advance by the Committee.  Development Costs shall consist of:

1.28.1         [  *  ];

1.28.2         [  *  ]; and

1.28.3         [  *  ].

1.29        “Development Plan” for a ThermoDox Product means the written comprehensive plan for the Development of such ThermoDox Product through filing for Marketing Authorization, including activities designed to generate the preclinical, process development/manufacturing scale-up, clinical and regulatory information required for filing Marketing Authorization Applications and managing any contracted Third Party resources engaged to carry out any of the foregoing activities.  The initial Development Plans for ThermoDox Products in the Territory shall be developed by Yakult and approved by the Committee within [  *  ] of the Effective Date, and may be amended and updated in accordance with Section 2.3 of this Agreement.

1.30        (Intentionally Deleted)

1.31        (Intentionally Deleted)

1.32        “FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

1.33        “FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended from time to time (21 U.S.C. §§ 301 et seq.), together with any rules and regulations promulgated thereunder.

1.34        “Field” means all therapeutic, prognostic and diagnostic applications for ThermoDox Product for human and non-human purposes for Named Indications.

1.35        “First Commercial Sale” of a ThermoDox Product means the first shipment of such ThermoDox Product in quantities customarily required for a pharmaceutical product launch sold to a Third Party by Yakult, Yakult’s Affiliates, or Yakult’s sublicensees in the Territory after receipt of Marketing Authorization (and, where applicable, Price Approval) for such ThermoDox Product in the Territory.

1.36        “Generic Product” means, on a Country-by-Country basis and ThermoDox Product-by- ThermoDox Product basis, a drug product independently developed by a Third Party that:  (a) contains the same active pharmaceutical ingredient(s) as the ThermoDox Product, (b) can reasonably be or is reasonably used for the same indication or indications for which such ThermoDox Product is approved, (c) is approved for use and sale in the Territory in reliance on the prior approval of a ThermoDox Product as determined by the applicable Regulatory

* Material has been omitted and filed separately with the Commission.

Authority, and (d) whose manufacture, importation, sale, offer for sale and/or use is not challenged under any Laws by Celsion or a Celsion Affiliate.

1.37        “GCPs” means the then-current standards, practices and procedures promulgated or endorsed by the FDA for the design, conduct, performance, monitoring, auditing, recording, analyses, and reporting of clinical trials as set forth in the guidelines titled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the MHLW and comparable regulatory standards, practices and procedures imposed by any Regulatory Authority in the Territory, as well as guidelines promulgated by the ICH, as the foregoing may be updated from time to time, that provide assurance that the data and reported results are credible and accurate, and that the rights, integrity, and confidentiality of trial subjects are protected.

1.38        “GLPs” means the then-current good laboratory practice standards promulgated or endorsed by the MHLW and comparable regulatory standards imposed by any Regulatory Authority in the Territory, as well as guidelines promulgated by the ICH, as the foregoing may be updated from time to time.

1.39        “GMPs” means the then-current good manufacturing practices required by the MHLW for the manufacture and testing of pharmaceutical materials, and comparable Laws or regulations applicable to the manufacture and testing of pharmaceutical materials imposed by any Regulatory Authority in the Territory, as well as guidelines promulgated by the ICH, as the foregoing may be updated from time to time.

1.40        “Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

1.41        “ICH” means International Conference for Harmonization of Technical Requirements for Registration for Pharmaceuticals for Human Use.

1.42        “Improvement” means any invention, discovery, modification or improvement (whether patentable or not) conceived, first made or invented by or on behalf of a Party during the Term related to ThermoDox Product and / or any other of its underlying LTSL technology which may be used in other Celsion products, including, without limitation, all new or improved ingredients, compositions, methods of synthesis, use, manufacture, preparation, presentation, means of delivery, dosage, formulation or analysis.  For clarity, Improvement includes all Joint Improvements.

1.43        “IND” means an Investigational New Drug Application, as defined in the FD&C Act, that is required to be filed with the FDA, or similar application or submission that is required to be filed with any Regulatory Authority in the Territory, before beginning clinical testing of a ThermoDox Product in human subjects.  IND means the Celsion IND or the Yakult IND as the context requires.

1.44        “Joint Improvement” means an Improvement that is conceived, first made or invented jointly by employees and/or agents of both Celsion and Yakult or their Affiliates.

1.45        “Know-How” means any technology, technical information, know-how and materials, including, without limitation, all biological, chemical, pharmacological, toxicological, clinical, assay and other information, data, discoveries, inventions, improvements, processes, techniques, formulae and trade secrets, patentable or otherwise.

1.46        “Laws” means laws, rules and regulations (including any rules, regulations, guidelines or other requirements of the Regulatory Authorities applicable to the Development, manufacturing, storage, distribution and Commercialization of ThermoDox Products) that may be in effect from time to time.

1.47        “Losses” means any and all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including, without limitation, court costs, interest and reasonable fees of attorneys, accountants and other experts) incurred by or awarded to Third Parties and required to be paid to Third Parties with respect to a Claim by reason of any judgment, order, decree, stipulation or injunction, or any settlement entered into in accordance with the provisions of this Agreement, together with all documented Out-of-Pocket Costs and Expenses incurred in complying with any judgments, orders, decrees, stipulations and injunctions that arise from or relate to a Claim of a Third Party.

1.48        “LTSL” means any and all Lysolipid Thermally Sensitive Liposomes including, without limitation, ThermoDox Products and other heat activated encapsulated chemotherapeutic agents.

1.49        “Marketing Authorization” means the approval by a Regulatory Authority for the sale of a ThermoDox Product within the Territory for which the Regulatory Authority has jurisdiction.

1.50        “Marketing Authorization Application” or “MAA” means, with respect to a Country, the regulatory authorization application required to market and sell a ThermoDox Product in such Country as granted by the relevant Regulatory Authority, including any NDA or any marketing authorization application filed with the MHLW.

1.51        “Material Breach” means any breach by any Party hereto of its representations, warranties, covenants, agreements or other performance obligations under this Agreement (other than a payment obligation) that (a) is material to this Agreement, taken as a whole, and (b) shall have continued for [  *  ] after notice thereof was provided to the alleged breaching Party by the non-breaching Party, with the exception of actions or omissions resulting from mutual agreement in writing by the Parties or required for compliance with any applicable Law.

1.52        “MHLW” means Japan’s Ministry of Health, Labour and Welfare and any of its subsidiary agencies or local governments responsible for pharmaceutical matters, or any successor agency having substantially the same function.

* Material has been omitted and filed separately with the Commission.

1.53        “Named Indications” means indications set forth on Schedule 1.53, as amended from time to time pursuant to the terms of this Agreement, including without limitation, any amendments necessary to include all indications involving the ThermoDox Products for which either Celsion (outside of the Territory) or Yakult (within the Territory) has received Marketing Authorization from the FDA or MHLW, respectively, or any other mutually agreed indication.  As of the Effective Date, the Named Indication is Hepatocellular Carcinoma (“HCC”).  As set forth in Sections 2.1 and 4.2, this Agreement requires Yakult to study and submit for approval all indications that have been approved by the FDA or other international Regulatory Authority (i.e. major market countries that participate in ICH such as UK, France, Germany and Canada).

1.54        “NDA” means a new drug application or supplemental new drug application or any amendments thereto, submitted to the FDA in the United States, or the MHLW in the Territory, as the case may be.

1.55        (Intentionally Deleted)

1.56        “Net Sales” of a ThermoDox Product means, as determined in accordance with GAAP, the aggregate gross amount invoiced on account of sales of such ThermoDox Product by Yakult or any of its Affiliates or their sublicensees to a Third Party, less the amount of the following relating to such sale to the extent actually paid, granted or accrued:

1.56.1         [  *  ];

1.56.2         [  *  ];

1.56.3         [  *  ];

1.56.4         [  *  ]; and

1.56.5         [  *  ].

For clarity, any tax, tariff, customs duty, excise or other duty or other governmental charge levied on the sale, transportation or delivery of a ThermoDox Product and borne by the seller thereof will not reduce Net Sales for Royalty Payments calculation.  Net Sales shall be determined from books and records maintained by Yakult in accordance with GAAP, as consistently applied with respect to sales of all of its prescription pharmaceutical products.  For clarity, ThermoDox Product professional samples or similar use of products shall be considered marketing expenses, and shall not be considered a discount or otherwise be used to offset Net Sales.

In the case of any sale for value, such as barter or counter-trade, of a ThermoDox Product, or part thereof, other than in an arm’s-length transaction exclusively for cash, Net Sales shall be deemed to be the Net Sales at which substantially similar quantities of such ThermoDox Product are sold for cash in an arm’s-length transaction.

* Material has been omitted and filed separately with the Commission.

Notwithstanding the foregoing, Net Sales shall not be reduced by customs or excise taxes, import duties, sales taxes and other taxes or duties related to the active ingredient in a ThermoDox Product or sales of a ThermoDox Product other than in finished form, all of which shall be deemed expenses incurred in connection with the manufacture of a ThermoDox Product.

In the event a ThermoDox Product is sold as a Bundled Product, Net Sales shall be calculated by multiplying the Net Sales of the Bundled Product by the fraction A/(A+B), where A is the weighted (by sales volume) average sale price in the Territory of the ThermoDox Product in such Bundled Product when sold separately in finished form and B is the weighted (by sales volume) average sale price in the Territory of the other product(s) sold separately in finished form.  In the event no such separate sales are made by Yakult or its Affiliates or sublicensees, Net Sales of the Bundled Product shall be calculated in a manner to be negotiated and agreed upon by the Parties, reasonably and in good faith, prior to any sale of such Bundled Product, which shall be based upon the relative value contributed to the Bundled Product of each of the active components of such Bundled Product.

1.57        “Out-of-Pocket Costs and Expenses” means costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with GAAP), other than Affiliates or employees, by either Party.

1.58        “Patent Costs” means all Out-of-Pocket Costs and Expenses incurred in preparation, filing, prosecuting and maintaining Patent Rights.

1.59        “Patent Rights” means all patents and patent applications filed anywhere in the world including any continuations, continuations-in-part, divisions, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental protection certificate) of any such patent, and any confirmation patent, registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing, and all patents and patent applications claiming priority to and from which others claim priority, or, as applicable, portions thereof or individual claims therein.

1.60        “Patent Term Extension” means any term extensions, supplementary protection certificates, and equivalents thereof, offering patent protection beyond the initial term with respect to any issued Patent Rights.

1.61        “Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization.

1.62        “Phase I Study” means, with respect to a ThermoDox Product, a clinical study identified as a Phase I Study in the Development Plan and conducted in humans on a pharmaceutical product with the primary purpose of determining safety, metabolism and pharmacokinetic properties, dosing and clinical pharmacology of such pharmaceutical product, and that is consistent with 21 C.F.R. § 312.21(a).  Phase I Study also means the equivalent study in Japan.

1.63        “Phase II Study” means, with respect to a ThermoDox Product, a clinical study identified as a Phase II Study in the Development Plan and conducted in human patients designed to evaluate initial clinical efficacy and safety for such product for one or more indications, as well as to obtain further understanding of the dosage regimen before embarking on Phase III Studies, and that is consistent with 21 C.F.R. § 312.21(b).  Phase II Study also means the equivalent study in Japan.

1.64        “Phase III Study” means, with respect to a ThermoDox Product, a clinical study identified as a Phase III Study in the Development Plan and conducted as a pivotal trial for purposes of filing a Marketing Approval Application for a ThermoDox Product that provides for the clinical study of such ThermoDox Product on sufficient numbers of patients to confirm with statistical significance the efficacy, and confirm the safety of such ThermoDox Product sufficient to support such Marketing Approval Application for such ThermoDox Product, and is consistent with 21 C.F.R. § 312.21(c).  Phase III Study also means the equivalent study in Japan.

1.65        “Phase IV Study” means a study required by a Regulatory Authority that is a Phase IV post-marketing and safety study, clinical experience study, and all other similar types of studies or investigations for a ThermoDox Product that is initiated in the Territory after receipt of a Marketing Authorization for such ThermoDox Product in the Territory and is principally intended to support the marketing and Commercialization of such ThermoDox Product, including, without limitation, clinical experience investigations and studies conducted to fulfill local commitments made as a condition of any Marketing Authorization.  For clarity, no Phase III Studies are included in this definition of Phase IV Studies.  Phase IV Study also means the equivalent study in Japan.

1.66        “Preclinical Development Plan” means a Development Plan directly relating to a Preclinical Study.

1.67        “Preclinical Study” means, with respect to a ThermoDox Product, the testing of experimental drugs and chemical compounds in the laboratory (in vitro) or in animals.  Preclinical Study shall not include testing, experimentation of other use in human patients.

1.68        “Price Approval” means, in the Territory where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).

1.69        “Product Recall” means any recall or market withdrawal of a ThermoDox Product from or in the Territory.

1.70        “Promotional Materials” means all written, printed, video or graphic advertising, promotional, educational and communication materials (other than the ThermoDox Product package insert), including all written, graphic, electronic, audio and video pieces and including journal advertisements, direct mail, direct-to-consumer advertising, internet postings, broadcast advertisements and sales aids, relating to the ThermoDox Products in the Territory.

1.71        “Quality Agreement” means the agreement that will be executed between the Parties which will be an essential set of quality related requirements and responsibilities affecting manufacturing and testing of ThermoDox Product.

1.72        “Regulatory Approvals” means all approvals (including, without limitation, INDs, Marketing Authorizations and supplements and amendments thereto), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity necessary for the Development or Commercialization of the ThermoDox Product, including clinical testing, importation, manufacture, distribution, use or sale of the ThermoDox Product in a given regulatory jurisdiction.

1.73        “Regulatory Authority” means any applicable Governmental Authority responsible for the granting of Marketing Authorizations for a ThermoDox Product in a given regulatory jurisdiction, including, without limitation, the FDA and the MHLW.

1.74        “Regulatory Materials” means any regulatory submissions, notifications, registrations, approvals and/or other filings and correspondence made to or with a Regulatory Authority, and any other records required to be maintained for possible audit by a Regulatory Authority, that are necessary or reasonably desirable to Develop, manufacture, store, promote, market, sell, Commercialize or otherwise distribute ThermoDox Products in the Territory.

1.75        “Royalty Term” means on a ThermoDox Product-by- ThermoDox Product basis, the period beginning on the date of the First Commercial Sale of a ThermoDox Product in the Territory and ending on the last day on which Royalty Payments are payable by Yakult to Celsion pursuant to Section 5.5.

1.76        “Samples of Product Package” means product packages sample with no active ThermoDox Product, which will be used as Promotional Materials and distributed to members of the target audience of prescribers to market the potential use with patients in the Territory, or other similar type of activity and in accordance with all Laws.

1.77        “Territory” means Japan.

1.78        “ThermoDox Product” means any heat or radiation sensitive product containing a any molecule, compound structure or formulation of doxorubicin encapsulated in heat or radiation sensitive liposomes, as further described in [  *  ], and that may be covered by the Celsion Patent Rights. ThermoDox Product shall also include the combination of the foregoing with (a) one or more therapeutically active ingredients and/or (b) equipment for use with one or more of the foregoing.  ThermoDox Products has a corresponding meaning.

1.79        “Third Party” means a Person who is not a Party or an Affiliate of a Party.

* Material has been omitted and filed separately with the Commission.

1.80        “United States” or “U.S.” means the United States of America, and its territories and possessions.

1.81        “Valid Claim” means any claim of (a) an issued and unexpired patent included in the Celsion Patent Rights that has not been revoked or held unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, and which has not been disclaimed, denied or admitted by Celsion to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a pending patent application within the Celsion Patent Rights that has not been cancelled, withdrawn or abandoned; provided, however, when such patent issues based on such patent application, any claim contained therein shall be deemed a Valid Claim.  If, in the Territory, there should be two (2) or more such decisions conflicting with respect to the validity of the same claim, the decision of the higher or highest tribunal shall thereafter control; however, should the tribunals be of equal rank, then the decision or decisions upholding the claim shall prevail when the conflicting decisions are equal in number, and the majority of the decisions shall prevail when the conflicting decisions are unequal in number.

1.82        “Yakult Confidential Information” means Confidential Information for which Yakult is the Disclosing Party.

1.83        “Yakult Improvements” means any Improvements that are (i) conceived, first made or invented during the Term solely by Yakult, or its Affiliates, agents, or sublicensees or by Third Parties acting on its behalf and (ii) is necessary or useful for the Development, manufacture, use or Commercialization of any ThermoDox Product.

1.84        “Yakult IND” means an IND that will be filed with Japan MHLW for Marketing Approval of a ThermoDox Product.

1.85        “Yakult Know-How” means Know-How that is either Controlled by Yakult on the Effective Date or comes within Yakult’s Control during the Term (other than Celsion Know-How pursuant to the licenses granted hereunder) and is necessary or useful for the Development, manufacture, use or Commercialization of any ThermoDox Product, provided that Yakult Know-How shall not include Yakult Improvements.

1.86        (Intentionally Deleted)

1.87        “Yakult Patent Rights” means any Patent Rights containing one or more claims that cover (i) the composition of matter of a ThermoDox Product or portion thereof, (ii) the manufacture or formulation of the foregoing, (iii) use of a ThermoDox Product for a Named Indication, or (iv) any Patent Rights otherwise necessary or useful for the Development, manufacture, use or Commercialization of any ThermoDox Product for a Named Indication, which are Controlled by Yakult as of the Effective Date or come within Yakult’s Control during the Term [  *  ].

1.88        “Yakult Technology” means Yakult Patent Rights and Yakult Know-How.

* Material has been omitted and filed separately with the Commission.

1.89        Construction.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a)           “include,” “includes” and “including” are not limiting and mean include, includes and including, without limitation; (b) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (c) references to an agreement, statute, Law or instrument defined or referred to herein mean such agreement, statute, Law or instrument as from time to time amended, modified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes and Laws) by succession of comparable successor statutes or Laws and all attachments thereto and instruments incorporated therein; (d) references to a person are also to its successors and permitted assigns; (e) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or any Exhibit or Schedule to, this Agreement unless otherwise indicated; (f) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (g) the word “any” shall mean “any and all” unless otherwise indicated by context.

Other Defined Terms

Abandoned Patent Portfolio Rights	7.2.3
Agreement	Preamble
Auditing Party	5.13
Celsion	Preamble
Celsion Indemnitees	11.1
Commercialization Plan	2.8.1
Competing Products	4.1
Cost of Goods	6.2(a)
Court	14.6
Development Milestone	5.3.1
Disclosing Party	1.24
Discontinuing Party	13.5
Due Date	5.11
Duke Agreement	Introduction
Effective Date	Preamble
Executives	2.15.4(a)
First Milestone Payment	5.3.3
Follow-Up HCC Study	12.1.1
Force Majeure Event	14.3
GAAP	5.8
HCC	1.53
Indemnified Party	11.3.1
Indemnifying Party	11.3.1
Initial Commercialization Plan	2.8.1
Non-Discontinuing Party	13.5
Parties	Preamble
Party	Preambl

Patent Challenge	7.6
Patent Portfolio Rights	7.2.1
Pharmacovigilance Agreement	8.3
Product Marks	2.9
Receiving Party	1.24
Recall Costs	8.6
Recording Party	5.13
Redacted Agreement	9.3
Responsible Party	5.13.2
Term	12.1.1
Third Party Claim	11.3.1
VAT	5.13.2
Withholding Party	5.13.1
Yakult	Preamble
Yakult Indemnitees	11.2
Yakult Report	5.7.2

ARTICLE 2     DEVELOPMENT OF PRODUCTS; JOINT STEERING COMMITTEE

[Yakult will provide (1) an English language translation of the summary of each study report and (2) a full and complete Japanese language version of each study report for Celsion regulatory purposes]

2.1          Development.  Yakult shall, in accordance with the Development Plan set forth on Schedule 2.3.1, including the timing and costs set forth therein, and this Agreement, use Commercially Reasonable Efforts to Develop ThermoDox Products for the Named Indications.  Yakult also shall use Commercially Reasonable Efforts to file Marketing Authorization Applications for ThermoDox Products in the Territory and to obtain Market Authorizations in the Territory.  For clarity, Yakult shall be obligated to use Commercially Reasonable Efforts to obtain Marketing Authorization for all indications for which a ThermoDox Product has been approved by any Regulatory Authority outside of the Territory.

2.2          Development and Discontinuation of Development.

2.2.1       Development of ThermoDox Products.

(a)                                  Yakult shall use Commercially Reasonable Efforts to Develop each ThermoDox Product in accordance with the applicable Development Plan.

(b)                                 Yakult shall be responsible for

(i) conducting and completing Preclinical Studies, Phase I, Phase II and Phase III Studies, as required by MHLW, for each ThermoDox Product, [  *  ], and

(ii) preparing and submitting all Regulatory Materials to the appropriate Regulatory Authorities in the Territory necessary or desirable in order to obtain all requisite Marketing Authorizations for the ThermoDox Products in the Territory.

(c)                                  Yakult may conduct Clinical Studies outside of the Territory in order to meet the standards for Regulatory Approval of ThermoDox Products in the Territory, provided that Yakult obtains preapproval from the Committee of any and all such activities.

(d)                                 Within [  *  ] after its completion of each Phase I, Phase II and Phase III Study for a ThermoDox Product (“completion” meaning a final study report has been delivered to either Party), each Party shall submit to the Committee a report of the results of such study, together with all supporting data.  Based on the results obtained from each such Phase I, Phase II or Phase III Study, the Committee shall review and may amend the Development Plan for the ThermoDox Product.  If the Committee determines that the results of such studies warrant further Development of the applicable ThermoDox Product, the amended Development Plan shall set forth the additional studies to be conducted for such ThermoDox Product and the timetable for initiating such studies.  Yakult shall be responsible for conducting all subsequent Development activities for each ThermoDox Product in accordance with the revised Development Plan.

(e)                                  Upon request by either Party, the other Party shall promptly, but in no event later than [  *  ] after such request (provided that such information is reasonably and readily available and has not already been provided) provide the Committee with

(i) a summary in reasonable detail of all data generated or obtained from each discrete Development activity performed by such Party under a Development Plan for ThermoDox Products, such as any toxicology study, pharmacokinetics study, stability study and other discrete Clinical Study, and

(ii) a final report of the results of each such Development activity, together with all material supporting data.

2.2.2                     Discontinuation of Development.  If the Committee decides to discontinue Developing a ThermoDox Product, the Development Plan for such ThermoDox Product shall immediately terminate upon such decision.  Upon such determination by the Committee, the Committee shall remove such Named Indication(s) from Schedule 1.53 unless otherwise agreed to by the Parties.

2.3                               Development Plans.

2.3.1                     Initial Development Plan for ThermoDox Products.  The initial Development Plan for the ThermoDox Products in the Territory shall be completed and submitted to the Committee for review and approval within [  *  ] of the Effective Date.  The initial Development Plan, and any proposed updates or amendments thereto proposed by Yakult pursuant to Section 2.3.4 hereof, shall be submitted to the Committee for review and approval,

* Material has been omitted and filed separately with the Commission.

which approval shall occur (a) no later than [  *  ] after submission to the Committee for review and (b) not more than [  *  ] from the Effective Date.  The approved Development Plan, as amended from time to time, shall be attached hereto as Schedule 2.3.1.

2.3.2                     Development Plans for Additional Indications.  When an additional indication is added to the Collaboration pursuant to Section 2.14.2, the applicable proposed Development Plan shall be adopted as the initial Development Plan for the Development of a ThermoDox Product for the additional indication through filing of an NDA for such ThermoDox Product.

2.3.3                     Scope of Development Plan.  The Development Plan for each ThermoDox Product shall specify the composition details of such ThermoDox Product and the Named Indication of such ThermoDox Product and shall, at minimum, set forth the specific Development activities for which Yakult will be responsible, relevant timelines, and the estimated number of patients to be enrolled in each Clinical Study and the estimated duration of each Clinical Study.  An English language summary of all preclinical and clinical protocols must be submitted to the Committee for review and comment, with approval required within [  *  ].

2.3.4                     Updates to the Development Plan.  Beginning with the first full Calendar Year after the Effective Date, on an as-needed basis but not more frequently than once-per Calendar Year, Yakult shall prepare and submit for review and approval by the Committee, proposed updates and amendments to the then-existing Development Plan and prepare the Development Plan for each ThermoDox Product for the immediately subsequent Calendar Year.

2.4                               Implementation of Development Plan.  In implementing a Development Plan, Yakult shall make available such key personnel as may be necessary or appropriate to liaise on a regular basis with the Committee to resolve any questions regarding Yakult’s implementation of the Development Plan and to communicate to the Committee timely suggestions for improving the Development Plan.  In connection with the preparation and implementation of the Development Plan, Celsion and Yakult shall make available to each other any material data and information then in their possession pertaining to ThermoDox Product useful for such Development activities, and hereby grants to the other the right to use all such data and information for purposes of performing its obligations hereunder.

2.5                               Development Costs and Funding.

2.5.1                     Development Costs.  [  *  ] is obligated to [  *  ] fund all Clinical Studies, Preclinical Studies, all research and development costs (including Chemistry, Manufacturing and Controls (“CMC”) studies) for MHLW approval of ThermoDox Products, provided however, that if Celsion’s Phase III HCC Study does not lead to FDA Regulatory Approval, the Parties will fund a Follow-Up Phase III Study as set forth in Section 12.1.1.

2.6                               Access to Records and Facilities.  Each Party shall maintain scientific records, in sufficient detail and good scientific manner appropriate for obtaining Patent Rights and for regulatory purposes relating to the Development of ThermoDox Products. The records shall

* Material has been omitted and filed separately with the Commission.

reflect all work done and results achieved in the performance of Development by such Party. For the purpose of ensuring compliance with all applicable Laws and other applicable regulatory requirements, a Party shall be entitled to access the other Party’s and its Affiliates’ records and facilities relating to the Development. Access is limited to: no more than [  *  ] occasions in each Calendar Year; on each occasion to no more than [  *  ] consecutive Business Days; during regular business hours; upon reasonable advance notice, at the requesting Party’s own expense; with minimal disruption to the other Party’s business.  In all Third Party agreements the Third Parties shall be contractually required to provide each Party with access. If a Party requires additional access in order to comply with applicable regulatory requirements and submissions, the other Party will grant access and be flexible, as the situation will require, in accommodating the needs of the first Party.

2.7                               Commercialization.  Yakult shall be solely responsible for all Commercialization activities relating to the ThermoDox Products in the Territory, and for recommending pricing and other terms of sale for the ThermoDox Product in the Territory to the Committee for review and comment.  Yakult shall use Commercially Reasonable Efforts in accordance with the applicable Commercialization Plan, including the timelines set forth therein, to (a) achieve First Commercial Sale of a ThermoDox Product as soon as practicable following issuance of a Marketing Authorization (and Price Approval where applicable) of such ThermoDox Product in the Territory, and (b) Commercialize such ThermoDox Product in the Territory once a Marketing Authorization (and Price Approval where applicable) for such ThermoDox Product is obtained, with the objective of maximizing the sales potential of the ThermoDox Products and promoting the therapeutic profile and benefits of the ThermoDox Products in the most commercially beneficial manner.

2.8                               Commercialization Plan.

2.8.1                     Preparation and Updating of Commercialization Plans.  Commencing at least [  *  ] prior to the projected First Commercial Sale of a ThermoDox Product in the Territory, Yakult shall commence preparing an Initial Commercialization plan for such ThermoDox Product (the “Initial Commercialization Plan”).  Thereafter, Yakult shall update the Commercialization plan for the Territory for such ThermoDox Product (the “Commercialization Plan”) at least [  *  ].  The initial Commercialization Plans as so updated from time to time, shall be attached hereto as Schedule 2.8.1.  Any subsequent Commercialization Plan, and any proposed updates or amendments to either of the foregoing, shall be submitted to the Committee for review and comment, which comment shall occur no later than [  *  ] after submission to the Committee for review.

2.8.2                     Contents of Commercialization Plan.  The Parties shall agree to annual minimum sales based on an independent formal market study.  This market study shall be designed, managed and funded jointly by the Parties.  Sales targets will be adjusted for additional approved indications beyond the Named Indications.  Yakult shall select an independent marketing company that has previous experience with multinational pharmaceutical or biotechnology companies regarding drug pricing and marketing for the Territory.  The direction and reporting responsibility will be the function of the Committee.  Each

* Material has been omitted and filed separately with the Commission.

Commercialization Plan shall encompass at least [  *  ] and shall contain at a minimum, in each case with respect to the Territory:

(a)                                  [  *  ];

(b)                                 [  *  ];

(c)                                  [  *  ];

(d)                                 [  *  ];

(e)                                  [  *  ];

(f)                                    [  *  ];

(g)                                 [  *  ]; and

(h)                                 [  *  ].

2.8.3                     Estimate of Commercialization Costs.  In addition to the items enumerated in Section 2.8.2, each Commercialization Plan shall set forth (a) the total budget on an annual basis for Commercialization activities set forth in the Commercialization Plan; and (b) pricing strategies specifically relating to the ThermoDox Product.

2.9                               Trademarks.  Yakult shall have the perpetual, exclusive for the Royalty Term and non-exclusive thereafter, [  *  ] right in the Territory to brand the ThermoDox Product using Celsion’s trademarks, trade names and any other trademarks and trade names the Parties mutually agree are appropriate for the ThermoDox Product (“Product Marks”).  Celsion shall own all rights in the Product Marks in the Territory and may register and maintain the Product Marks in the Territory and regions it determines reasonably necessary.

2.10                        Use of Promotional Materials. The Yakult sales force will utilize only Promotional Materials to conduct promotional activities for the ThermoDox Product. All promotional activities and materials will be in accordance and compliance with Japanese regulatory requirements, as well as Celsion global promotional strategies, however, Japanese regulatory requirements prevails over any Celsion global promotional strategies. Celsion shall have rights to use all Promotional Materials.

2.11                        Contract Sales Forces.  Yakult may use any contract sales force to market a ThermoDox Product in the Territory without the prior written consent of Celsion.

2.12                        Conduct of Commercialization Activities.  Yakult shall use its Commercially Reasonable Efforts in Commercializing ThermoDox Products in the Territory, and shall conduct all Commercialization activities in the Territory in accordance with the applicable

* Material has been omitted and filed separately with the Commission.

Commercialization Plan and this Agreement and in compliance with all applicable Laws and industry codes and standards.  In addition, and without limiting the foregoing, Yakult shall:

2.12.1              Statements About the ThermoDox Products.  Train and instruct its sales representatives (a) to make only those statements and claims regarding the ThermoDox Products, including as to efficacy and safety, that are consistent with the ThermoDox Product labeling and accompanying inserts and the Promotional Materials, and (b) not to make any untrue or misleading statements or comments about the ThermoDox Products, competitors or other products.

2.12.2              Maintenance of Records.  Maintain records and otherwise establish procedures to ensure compliance with all applicable Laws and professional requirements that apply to the promotion and marketing of the ThermoDox Products.

2.12.3              Medical and Scientific Affairs.  Be solely responsible for the execution of medical and scientific affairs and programs, including professional symposia and other educational activities, and medical affairs studies.  Yakult shall have the right to respond to all questions or requests for information about the ThermoDox Products made by any medical professionals or any other Person, provided however, that this shall not be interpreted to limit Celsion’s right to respond.

2.13                        Discontinuation of Commercialization.  If the Committee determines to discontinue Commercializing a ThermoDox Product, the Development Plan and the Commercialization Plan for such ThermoDox Product shall terminate immediately upon such decision.  Upon such determination by the Committee, the Committee shall remove the relevant Named Indication(s) from Schedule 1.53, as applicable, unless otherwise agreed to by the Parties.

2.14                        Joint Steering Committee.  The Development and Commercialization of ThermoDox Products under this Agreement shall be conducted under the direction of a joint steering committee (the “Committee”) as follows:

2.14.1              Members; Officers.  Within [  *  ] after the Effective Date, the Parties shall establish the Committee, which shall consist of [  *  ], [  *  ] of whom shall be designated by [  *  ], each with the requisite experience and seniority to enable them to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the Committee. A Party may designate a substitute to temporarily attend and perform the functions of such Party’s designee at any meeting of the Committee. From time to time, each Party may substitute one or more of its representatives of the Committee by providing written notice to the other Party. Celsion and Yakult each may, on advance notice to and the consent of the other Party, invite non-member employees of such Party to attend meetings of the Committee.  Yakult shall designate one of its representatives to serve as chairperson of the Committee, which designation Yakult may change from time to time by written notice to Celsion.  One member of Celsion shall serve as secretary of the Committee at each Committee meeting, and shall prepare minutes for all meetings.

* Material has been omitted and filed separately with the Commission.

2.14.2              Responsibilities.  The Committee shall perform the following functions:

(a)                                  Determine the direction and objectives of the Collaboration;

(b)                                 Oversee all aspects of Yakult’s development, implementation and management of the day-to-day activities of the Collaboration pursuant to the terms of this Agreement;

(c)                                  Review and approve the Development Plans, and review and comment on Commercialization Plans for ThermoDox Products and any material amendments thereto;

(d)                                 Review and approve the Development strategy, regulatory strategy, formulation and manufacturing process development strategy, and protocols and milestones for Clinical Studies (with such approval occurring within [  *  ]), as such strategies and protocols are proposed to the Committee by Yakult;

(e)                                  Review data and reports arising from and generated in connection with the Development and Commercialization of the ThermoDox Products;

(f)                                    Review and coordinate regulatory activities to be undertaken by Yakult in accordance with ARTICLE 8;

(g)                                 Review and have final approval authority with respect to “go/no-go” decisions for the Development of the ThermoDox Products recommended by Yakult;

(h)                                 Review activities conducted, if any, by a Party with respect to additional indications for ThermoDox Product;

(i)                                     Oversee the integration of new indications to be added to the Named Indications listed on Schedule 1.53;

(j)                                     Review and update Schedule 1.53;

(k)                                  Review and provide guidance for all pricing decisions (for purposes of coordinating pricing strategies outside of the Territory, only) and managed care contracting strategies to ensure consistency with the Commercialization Plan;

(l)                                     Resolve disputes and other matters concerning the Collaboration contemplated by this Agreement;

* Material has been omitted and filed separately with the Commission.

(m)                               Estimate sales amounts, [  *  ]; and

(n)                                 Have such other responsibilities as may be assigned to the Committee pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

2.14.3              Meetings.  The Committee shall meet in person ([  *  ] of which may be by videoconference) at least once every [  *  ] during the first [  *  ] Calendar Years of the Term of this Agreement and [  *  ] per Calendar Year thereafter, or more or less frequently as Celsion and Yakult mutually agree upon from time to time, or as reasonably requested by either such Party, on such dates, and at such places and times as the Parties shall mutually agree, provided that the Parties shall endeavor to have the first meeting of the Committee within [  *  ] after the Effective Date.  Meetings of the Committee that are held in person shall alternate between offices of Yakult and Celsion, or such other place as the Parties may mutually agree.  Each Party shall receive at least [  *  ] written notice of any meeting.  The members of the Committee also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence.

2.14.4              Decision-Making.  The Committee may make decisions with respect to any subject matter that is subject to the Committee’s decision-making authority and functions as set forth in Section 2.14.2.  All decisions of the Committee shall be made by unanimous vote (by Persons present in Person or by telephone at any meeting) or written consent, with Yakult and Celsion each having, collectively, among its respective members, one (1) vote in all decisions.  The Committee shall use Commercially Reasonable Efforts to resolve the matters within its roles and functions or otherwise referred to it.  If the Committee cannot reach consensus on a matter within [  *  ] after such matter has been brought to the Committee’s attention, then such matter shall be handled in the manner set forth below:

(a)                                  Dispute Resolution.  [  *  ]

2.15                        Minutes of Committee Meetings.  Definitive minutes of all Committee meetings shall be finalized no later than [  *  ] after the meeting to which the minutes pertain as follows:

2.15.1              Distribution of Minutes.  [  *  ] after a Committee meeting, the secretary of such Committee shall prepare and distribute to all members of such committee draft minutes of the meeting.  Such minutes shall provide a list of any issues yet to be resolved, either within such Committee or through the relevant resolution process.

2.15.2              Review of Minutes.  The members of each Committee shall then have [  *  ] after receiving such draft minutes to review the minutes and provide comments to the secretary of such Committee.

2.15.3              Discussion of Comments.  Upon the expiration of such [  *  ] period, the Parties shall have an additional [  *  ] to discuss each other’s comments and finalize the minutes.  The secretary and chairperson(s) of such Committee shall each sign and date the final

* Material has been omitted and filed separately with the Commission.

minutes.  The signature of such chairperson(s) and secretary upon the final minutes shall indicate each Party’s assent to the minutes.

2.16                        Expenses.  Each Party shall be responsible for all travel and related costs and expenses, including all Out-of-Pocket Costs and Expenses, for its members and other employee representatives to attend Committee meetings, and otherwise participate on the Committee.

ARTICLE 3     LICENSE GRANTS

3.1                               License Grant to Yakult.

3.1.1                     Subject to the terms and conditions of this Agreement, Celsion hereby grants to Yakult, during the Term of this Agreement, an exclusive license (even as to Celsion) in only the Territory, under the Celsion Technology, Celsion Improvements, Joint Improvements and Yakult Improvements, with the right to sublicense as provided in Section 3.4, to make, have made, sell, offer to sell, import and use ThermoDox Products in the Field.

3.1.2                     Except for the rights granted to Yakult under Section 3.1.1 of this Agreement, all right, title and interest in and to the Celsion Technology, Celsion Improvements, Joint Improvements and Yakult Improvements shall at all times remain with and be vested in Celsion.  All rights with respect to any Celsion Technology, Celsion Improvements, Joint Improvements or Yakult Improvements that are not granted under 3.1.1 of this Agreement shall remain with Celsion and subject to Section 4.2, Celsion shall have the right to grant licenses to any Third Party under the Celsion Technology, Celsion Improvements, Joint Improvements and Yakult Improvements to make, have made, sell, offer to sell, import and use the ThermoDox Products outside the Territory.  For clarity, the licenses and rights granted in Section 3.1.1 of this Agreement shall not be construed to convey any licenses or rights under the Celsion Patent Rights with respect to any active pharmaceutical ingredients other than doxorubicin.

3.2                               License Grants to Celsion.  Subject to the terms and conditions of this Agreement, Yakult hereby grants Celsion a perpetual, worldwide, non-exclusive royalty-free license, with the right to sublicense as provided in Section 3.4, for the purposes of (i) under Yakult’s Technology, solely to the extent necessary for Celsion to exercise its rights and perform its obligations pursuant to this Agreement, (ii) utilizing any preclinical or clinical data or information, and any INDs, and NDAs developed in connection therewith, in connection with Yakult’s performance of its obligations hereunder, for Celsion to make, have made, sell, offer to sell, import and use, Develop or Commercialize the ThermoDox Products in any Country outside the Territory.

3.3                               (Intentionally Deleted)

3.4                               Sublicensing and Subcontracting.

3.4.1                     Right to Sublicense or Subcontract.

(a)                                  Neither Party may sublicense any of the rights granted under this Agreement, nor subcontract any of its obligations hereunder, without the prior written consent of the other Party, such consent not to be unreasonably delayed, withheld, refused or conditioned, except to its Affiliates, which right shall automatically terminate if and when such Affiliate ceases to be an Affiliate of such Party. Notwithstanding the foregoing, Yakult may subcontract its obligation for the Development of the ThermoDox Products without the consent of Celsion.

(b)                                 Each sublicense or subcontract granted by a Party to a permitted sublicensee or subcontractor pursuant to Section 3.4.1(a) shall be subject and subordinate to the terms and conditions of this Agreement and shall contain terms and conditions consistent with those in this Agreement and shall not in any way diminish, reduce or eliminate a Party’s obligations under this Agreement. Each Party shall provide the other Party with a copy of each such sublicense or subcontractor agreement within [  *  ] after the execution thereof.  As set forth in the terms of the binding agreement dated August 13, 2008, between Yakult and Celsion for development and marketing of ThermoDox Products in Japan, Yakult does not have the right hereunder to grant to any sublicensee a manufacturing license to manufacture any ThermoDox Product.

3.4.2                     Liability for Affiliates, Sublicensees and Subcontractors.  Each Party shall ensure that each of its Affiliates and permitted sublicensees or subcontractors accepts and complies with all of the applicable terms and conditions of this Agreement as if such Affiliates or permitted sublicensees or subcontractors were a party to this Agreement and each Party shall remain fully responsible for its Affiliates’ and permitted sublicensees’ or subcontractors’ performance under this Agreement.

ARTICLE 4     NON-COMPETE AND ADDITIONAL INDICATIONS

4.1                               Non-Compete.  During the Term of this Agreement, neither Yakult nor any of its Affiliates shall, directly or indirectly, by itself or through any Third Party, Commercialize a competing heat activated liposomal drug other than ThermoDox Products (collectively, the “Competing Products”).

4.2                               Additional Indications.  Yakult is required to research and submit a Marketing Authorization Application for Marketing Authorization in the Territory for all indications for which a ThermoDox Product has been approved by any Regulatory Authority outside of the Territory.

4.2.1                     Additional Proposal.  Each Party may propose to Develop jointly as part of the Collaboration a ThermoDox Product for an indication other than a Named Indication by submitting to the Committee at any time during the Term, a written proposal describing the proposed indication, as applicable, which shall include a proposed Development Plan for Developing a product containing such ThermoDox Product for such proposed indication (an “Additional Proposal”).  The non-proposing Party on the Committee shall have sole discretion as to whether to accept such proposed indication as a Named Indication.

* Material has been omitted and filed separately with the Commission.

4.2.2                     Acceptance of Proposed Indication.  If the non-proposing Party elects to accept the proposed indication as a Named Indication, it shall give the proposing Party a notice of acceptance in writing within [  *  ] after the Additional Proposal is submitted by the proposing Party, which acceptance shall become effective upon receipt.  In and after such acceptance, such proposed indication shall be deemed a Named Indication and Schedule 1.53 shall be revised accordingly.  The proposed development plan shall be adopted by the Parties as the initial Development Plan for developing a ThermoDox Product for the proposed indication.

4.2.3                     Rejection of Proposed Indication.  If the non-proposing Party fails to accept the proposed indication for a ThermoDox Product as a Named Indication, within [  *  ] after the proposing Party’s submission of the Additional Proposal, then the provisions of Section 4.1 shall apply and, neither Party may, directly or indirectly, itself or through any Affiliate or Third Party, Develop or Commercialize the foregoing in the Territory.

ARTICLE 5     FINANCIAL PROVISIONS

5.1                               Upfront Payment.  In consideration of Celsion’s research and development costs incurred in the past and the licenses granted by Celsion to Yakult under the Celsion Patent Rights and the Celsion Know-How pursuant to this Agreement, simultaneously with the execution of this Agreement, Yakult shall make a non-creditable, non-refundable payment to Celsion in the amount of Two Million Five Hundred Thousand United States Dollars ($2,500,000 (US)) by wire transfer within one (1) month of the Effective Date.

5.2                               Payment of Development Costs.  [  *  ]

5.3                               Milestone Payments.

5.3.1                     In further consideration of the licenses granted by Celsion to Yakult under the Celsion Patent Rights and the Celsion Know-How pursuant to this Agreement, and in consideration of the ongoing research and development activities to be undertaken by Celsion, Yakult also shall pay to Celsion upon achievement of each such milestone, the amounts set forth below in Section 5.3.2 (each, a “Development Milestone”); provided that the payment for each Development Milestone (“Milestone Payment”) shall be made only once for each applicable ThermoDox Product to reach such Development Milestone, and no payment shall be owed for a Development Milestone that is not reached.  As set forth in the table in Section 5.3.2, a Development Milestone shall be deemed to have been achieved if a subsequent Development Milestone has been achieved.

5.3.2                     Upon achievement of a Development Milestone, Yakult shall promptly, but in no event more than [  *  ] after the achievement of each such Development Milestone, notify Celsion in writing of such achievement. For each Development Milestone achieved, Yakult shall promptly, but in no event more than [  *  ] after the achievement of such Development Milestone, remit payment to Celsion for such Development Milestone.  For the avoidance of doubt, each Milestone Payment described below shall be paid only once during the Term, regardless of the number of ThermoDox Products that achieve the corresponding Development Milestone.

* Material has been omitted and filed separately with the Commission.

Milestone Payment
Development Milestone		Payment for ThermoDox Product

(a)	MHLW Marketing Authorization of a ThermoDox Product for HCC	Eighteen Million United States Dollars ($18,000,000 (US)) [ * ]

(b)	Annual Sales [ * ]	[ * ]

(c)	Annual Sales [ * ]	[ * ]

(d)	MHLW Approval of Any New Indications [ * ].	[ * ]

Any dispute under this Section 5.3 that relates to whether a milestone event has occurred shall first be referred to the Committee for resolution, and if not successfully resolved as set forth in Section 2.14.4, it shall be subject to arbitration under Section 14.5.

5.3.3                     First Milestone Payment.  Upon MHLW Marketing Authorization of a ThermoDox Product for HCC in the Territory, Yakult shall pay Celsion Eighteen Million United States Dollars ($18,000,000 (US); the “First Milestone Payment”).  [  *  ].

5.4                               Sale of ThermoDox Products in the Territory.

5.4.1                     Royalty.  For each sale of a ThermoDox Product, Yakult shall make the following payments as royalties to Celsion (“Royalty Payments”):

Net Sales of All Applicable ThermoDox Products in the Territory in a Calendar Year	“Royalty Rate”

[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

Royalty Payments will be made to Celsion on a [  *  ] basis upon completion of reporting process set forth in Section 5.7.2.  When calculating the Royalty Payment for each [  *  ], Yakult shall (i) determine the correct Royalty Rate for [  *  ] and (ii) if necessary, increase or decrease the Royalty Payment for that [  *  ] to ensure that the proper Royalty Rate was paid for that [  *  ].  Any dispute under this Section 5.4 that relates to whether a sales target has been achieved shall first be referred to the Committee for resolution, and if not successfully resolved as set forth in Section 2.14.4, it shall be subject to arbitration under Section 14.5.

5.5                               Royalty Term.  Yakult’s obligation to pay royalties to Celsion on Net Sales of the ThermoDox Products pursuant to Section 5.4.1 shall commence upon the First Commercial Sale of such ThermoDox Product and shall expire upon [  *  ].  For clarity, the Royalty Term may be extended if there is [  *  ].  For avoidance of conflict of interest, Yakult shall continue

* Material has been omitted and filed separately with the Commission.

to make all Milestone Payments and Royalty Payments for the full Royalty Term consistent with this Article 5 unless (i) Duke University terminates the Duke Agreement and (ii) [  *  ].

5.6                               Notices of Termination.  In the event that a Party has given the other Party any notice of termination of this Agreement under ARTICLE 12, no payments under this Section 5.7 shall become due with respect to the time period after the effective date of such termination, provided that any amounts payable by Yakult that are accrued and are due and owing with respect to the time period occurring prior to the effective date of termination shall remain due and payable hereunder.

5.7                               Reports and Payments.  With respect to a ThermoDox Product, the following provisions shall apply:

5.7.1                     Intercompany Sales.  [  *  ]

5.7.2                     Yakult Report.  Within [  *  ] after the end of [  *  ], Yakult shall submit to Celsion a written report (the “Yakult Report”) setting forth in reasonable detail the following revenue costs and expense information with respect to [  *  ]:

(a)                                  Net Sales;

(b)                                 [  *  ]; and

(c)                                  [  *  ].

5.8                               GAAP.  All financial terms and standards defined or used in this Agreement for sales or activities occurring pursuant to the terms of this Agreement shall be governed by and determined in accordance with Japanese generally accepted accounting principles, consistently applied (“GAAP”).

5.9                               (Intentionally Deleted)

5.10                        Manner of Payments.  All sums due to Celsion under this Agreement shall be payable in United States Dollars from a banking institution in the United States or Japan by bank wire transfer in immediately available funds to such bank account(s) that Celsion shall designate at least [  *  ] prior to such transfer with all necessary information for such transfer, including account number and swift code.  All sums due to Yakult under this Agreement shall be payable in United States Dollars to such bank account that Yakult may from time to time designate by notice to Celsion at least [  *  ] prior to such transfer with all necessary information for such transfer, including account number and swift code.  Any remittance transaction fees shall be borne by the paying Party.  For any payments made in a Calendar Quarter, the exchange rate shall equal the arithmetic average of the daily exchange rates (obtained as described below) during such Calendar Quarter; each daily exchange rate shall be obtained from www.oanda.com. For Royalty Payments, the exchange rate is a daily average for the Calendar Quarter.

* Material has been omitted and filed separately with the Commission.

5.11                        Interest on Late Payments.  If either Celsion or Yakult shall fail to make a timely payment pursuant to this Agreement, any such payment that is not paid on or before the date such payment is due under this Agreement (“Due Date”) shall bear interest, at a rate of [  *  ] percent [  *  ] per annum from the Due Date until paid in full, or if less, the maximum interest rate permitted by applicable Law.  Any subsequent payment made by the defaulting party shall be credited first to all interest so accrued.  Such interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days payment is delinquent.

5.12                        Default in Payments.  Any default by any Party hereto of its payment obligations hereunder that shall have continued for [  *  ] after notice thereof was provided to the alleged defaulting Party by the non-defaulting Party; provided that, in the event of a good faith payment dispute, such [  *  ] cure period shall be extended for an additional [  *  ] to resolve such dispute if the alleged defaulting Party has paid all undisputed amounts when due and provided the non-defaulting Party with a reasonably detailed written explanation of the alleged defaulting Party’s basis for disputing the payment obligation within the [  *  ] period following the notice of the default by the non-defaulting Party.  The alleged defaulting Party shall pay interest on the final adjudicated amount due pursuant to Section 5.11 from the date that such payment was originally due.

5.13                        Tax Withholding; Value Added Tax.

5.13.1                          Withholding.  Except as specifically provided herein, in the event such withholding is required under the appropriate local tax Laws by one (1) of the Parties (the “Withholding Party”) on account of monies payable to the other Party under this Agreement, such amounts shall be deducted from the amount of monies otherwise payable to the other Party under this Agreement, and any such withholding taxes required under applicable Law to be paid or withheld shall be an expense of, and borne solely by, such other Party.  The Withholding Party shall use its best efforts to notify the other Party in advance of the withholding and shall secure and send to the other Party within a reasonable period of time proof of any such taxes paid or required to be withheld by the Withholding Party for the benefit of the other Party.  The Parties shall reasonably cooperate with each other to ensure that any amounts required to be withheld by either Party are reduced in amount to the fullest extent permitted by Law.  No deduction shall be made, or a reduced amount shall be deducted, if the other Party furnishes a document from the appropriate tax Regulatory Authorities to the Withholding Party certifying that the payments are exempt from income taxes or subject to reduced tax rates, according to the applicable convention for the avoidance of double taxation.  Each Party agrees to assist the other Party, as may reasonably be necessary, in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force, and in minimizing the amount required to be so withheld or deducted, and provided further, that the paying Party shall provide such additional documentation from time to time as needed for the other party to confirm the payment of tax.  In the event that withholding is required on a payment to a Party or its Affiliate under this Agreement that would not have been required but for an assignment or sublicense by the other Party or such other Party’s Affiliate, such payment will be grossed-up by the amount of the withholding if the non-assigning/non-sublicensing Party can demonstrate that the withholding will increase its overall current tax liability for the year at issue (after considering the application of any available foreign tax credit).

* Material has been omitted and filed separately with the Commission.

5.13.2                          Value-Added Tax.  The Parties do not anticipate that payments under this Agreement will be subject to a value added tax or similar tax (“VAT”) and the Parties agree to cooperate with one another and use best efforts to ensure that the VAT does not represent an unnecessary cost in respect of payments made under this Agreement.  Except as specifically provided, it is understood and agreed between the Parties that (a) all amounts payable under this Agreement are exclusive of any VAT, which shall be added thereon as applicable and (b) where VAT is properly added to a payment made under this Agreement, the Party making the payment will pay the amount of VAT only on receipt of a valid tax invoice issued in accordance with the Laws and regulations of the Country in which the VAT is chargeable.  However, in the event that an assignment or sublicense or the choice of jurisdiction for performing any of its obligations hereunder by a Party (the “Responsible Party”) causes a VAT that would not otherwise be applicable to apply to a payment under this Agreement, then the Parties agree that the Responsible Party shall bear the burden of the VAT.  In such event, the payment with respect to which such VAT is owing shall be made in such a manner as to ensure that the Party other than the Responsible Party receives (or pays) a sum equal to the sum which it would have received (or paid) had such VAT not been due.

5.14                        Financial Records; Audits.  Each Party shall keep, and shall cause its Affiliates and sublicensees to keep, such accurate and complete records of Net Sales and its Third Party royalty payments, Patent Costs, Development Costs and Commercialization Costs as are necessary to determine the amounts due to Yakult and Celsion under this Agreement.  Such records shall be retained by each Party and all of its Affiliates and sublicensees (in such capacity, the “Recording Party”) for a period of no less than five (5) Calendar Years after the Calendar Year to which such records relate.  During normal business hours and with reasonable advance notice to the Recording Party, such records shall be made available for inspection, review and audit, at the request and expense of the other Party (the “Auditing Party”), by an independent certified public accountant, or the local equivalent, appointed by such Auditing Party and reasonably acceptable to the Recording Party for the sole purpose of verifying the accuracy of the Recording Party’s accounting reports and payments made or to be made pursuant to this Agreement; provided, however, that such audits may not be performed more than [  *  ] after the payment or report to be audited has been issued or more than [  *  ] per Calendar Year and such Auditing Party shall not be permitted to audit the same period of time more than once.  Such accountants shall be instructed not to reveal to the Auditing Party the details of its review, except for:  (a) such information as is required to be disclosed under this Agreement, and (b) such information presented in a summary fashion as is necessary to report the accountants’ conclusions to the Auditing Party, and all such information shall be deemed Confidential Information of the Recording Party; provided, however, that in any event such information may be presented to the Auditing Party in a summary fashion as is necessary to report the accountants’ conclusions.  All costs and expenses incurred in connection with performing any such audit shall be paid by the Auditing Party unless the audit discloses at least a [  *  ] percent ([  *  ]) shortfall, in which case the Recording Party will bear the [  *  ] of the audit for such Calendar Year. The Auditing Party will be entitled to recover any shortfall in payments due to it as determined by such audit, plus interest thereon calculated in accordance with Section 5.11, or alternatively shall have the right to offset and deduct any such shortfall in payments due to it against payments the Auditing Party is otherwise required to make to the Recording Party under

* Material has been omitted and filed separately with the Commission.

this Agreement.  The Recording Party will be entitled to receive any overpayment made by it as determined by such audit by offsetting and deducting any such overpayment against payments the Recording Party is otherwise required to make to the Auditing Party under this Agreement.  The documents from which the sums due under this ARTICLE 5 were calculated shall be retained by the relevant Party.

5.15                        Right of Offset.  Each Party hereby acknowledges and agrees that the other Party shall be entitled to offset, in part or in full, from time to time, any and all amounts owed to such Party under this Agreement, against any and all amounts due and unpaid by the other Party under this Agreement, unless such amounts are subject to an unresolved good faith payment dispute.

5.16                        Generic Entry.  If any Generic Product enters the market in the Territory or is expected to enter based on credible information, the Parties shall meet to discuss the anticipated decrease in annual sales of the corresponding ThermoDox Product in the Territory and corresponding effect on Royalty Payments, and possible methods to protect the market for the corresponding ThermoDox Product. However, if for any reason Marketing Authorization of any Generic Product introduction is withdrawn from the Territory, then the terms of this agreement shall apply, and if appropriate, Celsion and Yakult will renegotiate the ThermoDox royalty as affected by the Generic Product introduction and subsequent withdrawal with good faith efforts.

ARTICLE 6  PRODUCT SUPPLY AND DISTRIBUTION

6.1                               Exclusive Supply of ThermoDox Products by Celsion.  Celsion shall, or shall cause its Third Party manufacturer to, manufacture and supply to Yakult, and Yakult shall order exclusively from Celsion, all of its requirements for ThermoDox Products for use in Clinical Studies to be performed in accordance with the Development Plan, and for the commercial sale of ThermoDox Products upon receipt of Marketing Authorization from MHLW.  Notwithstanding this Article 6, the terms and conditions of the ThermoDox Product supply agreement between the Parties shall be addressed more specifically in a separate supply agreement to be negotiated and executed by the Parties within [  *  ] of the Effective Date of this Agreement.

6.2                               Pricing.  Both Parties agree to work cooperatively and in good faith to endeavor to achieve the lowest possible manufacturing cost per vial.  The purchase price for all ThermoDox Products supplied by Celsion to Yakult hereunder shall be as follows:

(a)  All ThermoDox Products supplied for use in the Clinical Studies and otherwise in the Development of the ThermoDox Products shall be sold by Celsion to Yakult at Celsion’s [  *  ] (“Cost of Goods”).

(b)  All ThermoDox Products supplied for sale to end-users upon receipt of Marketing Authorization from MHLW shall be sold by Celsion to Yakult at [  *  ].  The price per vial charged by Celsion to Yakult shall not exceed [  *  ] United States Dollars ([  *  ] (US)) per vial during the [  *  ] of ThermoDox Product launch.  Celsion shall use all Commercially Reasonable Efforts to reduce the cost per vial during the Term of the Agreement, and Yakult may, at its

* Material has been omitted and filed separately with the Commission.

discretion, participate with Celsion in the development of appropriate cost reduction strategies. The price then shall be reduced to $[  *  ] (estimate) in the [  *  ], $[  *  ] (estimate) in the [  *  ], $[  *  ] (estimate) in the [  *  ], and $[  *  ] (estimate) from [  *  ] onwards as a function of these efforts.

ARTICLE 7  INTELLECTUAL PROPERTY

7.1                               Ownership of Intellectual Property.

7.1.1                                 Yakult Technology.  As between the Parties, Yakult is and shall remain the sole owner of the Yakult Technology.

7.1.2                                 Celsion Technology.  As between the Parties, Celsion is and shall remain the sole owner of the Celsion Technology.

7.1.3                                 Joint Improvements and Yakult Improvements.  The Parties recognize that, as a result of the collaboration, certain Improvements may be deemed to be Joint Improvements or Yakult Improvements.  Celsion shall solely own all Joint Improvements and Yakult Improvements.  Yakult hereby irrevocably transfers and assigns, and shall cause each of its employees and personnel to irrevocably transfer and assign, its and their entire right, title and interest in any Joint Improvement and Yakult Improvement to Celsion.  Yakult shall promptly take all necessary actions, and shall cause each of its employees, agents, representatives and personnel to promptly take all necessary actions, including executing documents of assignment, to vest all right, title and interest in any Joint Improvement and Yakult Improvement to Celsion.

7.1.4                                 Inventorship.  For purposes of determining whether an Improvement is solely invented by Yakult or solely invented by Celsion, or a Joint Improvement, questions of inventorship shall be resolved in accordance with the U.S. patent Laws, but for any Improvement submitted for a patent application in Japan, in accordance with the Japanese patent Laws.

7.2                               Prosecution and Maintenance of Patents.

7.2.1                                 Prosecution and Maintenance of Celsion Patent Rights.  Celsion shall have the first right to prepare, file, prosecute, and maintain all Patent Rights to Celsion Technology, Joint Improvements and Yakult Improvements (the “Patent Portfolio Rights”) throughout the world (including in the Territory); provided that all Patent Costs incurred by Celsion in prosecuting and maintaining Patent Portfolio Rights throughout the world will be borne by solely by Celsion.  Upon Yakult’s written request, and provided Yakult provides such written request reasonably in advance of any relevant filing deadline or intended filing date, Celsion may file patent applications in good faith (including continuations, divisionals and continuations-in-part) or add new claims to existing patent applications directed to the ThermoDox Product.

7.2.2                                 Right to Comment.  Celsion will keep Yakult fully informed of the status of the Patent Portfolio Rights in the Territory that could reasonably affect a ThermoDox Product, and will provide Yakult with copies of all substantive documentation submitted to, or

* Material has been omitted and filed separately with the Commission.

received from, any patent offices in the Territory in connection therewith immediately after such submission or receipt.  With respect to any substantive submissions that Celsion is required to or otherwise intends to submit to a patent office in the Territory and that could reasonably affect a ThermoDox Product, Celsion shall, if reasonably practical, provide a draft of such submission to Yakult at least [  *  ] prior to the deadline or intended filing date, whichever is earlier, for submission of such documentation.  Yakult shall have the right to review and comment upon any such submission by Celsion to a patent office, if any, no later than [  *  ] prior to the applicable deadline or intended filing date.  Celsion shall consider in good faith all comments provided by Yakult with respect to a Patent Portfolio Rights, to the extent that it could reasonably relate to a ThermoDox Product, and incorporate all such comments that Celsion deems reasonable and appropriate.

7.2.3                                 Yakult Step-In Rights.  Celsion will notify Yakult in writing of any decision (a) not to file applications for, or (b) to cease prosecution and/or maintenance of, any Patent Portfolio Rights in the Territory that could reasonably affect a ThermoDox Product (herein any such Patent Portfolio Rights will be “Abandoned Patent Portfolio Rights”).  Celsion will provide such written notice to Yakult upon the earlier of (i) its decision with respect to any of the foregoing, or (ii) [  *  ] prior to any filing or payment due date, or any other due date that requires action, in connection with such Abandoned Patent Portfolio Rights.  In such event, Yakult shall have the right to make the filing, or to continue the prosecution or maintenance of such Abandoned Patent Portfolio Rights in Celsion’s name, if necessary, and at Yakult’s expense.

7.2.4                                 Execution of Documents by Agents.  Each Party shall promptly execute or have executed by its appropriate agents such documents as may be necessary to obtain, perfect or maintain any Patent Rights filed or to be filed pursuant to this Agreement, including any assignments required to enable Yakult to file, prosecute or maintain Patent Rights in its own name pursuant to Section 7.2.3, and shall cooperate with the other Party so far as reasonably necessary with respect to furnishing all information and data in its possession reasonably necessary to obtain or maintain such Patent Rights.

7.3                               Patent Infringement.

7.3.1                                 Third Party Patent Invalidity Claims.  Each Party shall promptly notify the other in the event of any legal or administrative action by any Third Party involving a Celsion Patent Right of which it becomes aware, including any nullity, challenge to the validity, revocation, reexamination or compulsory license proceeding.  Celsion shall defend against any such action involving a Celsion Patent Right using counsel of its choice, in its own name, and any such defense shall be at Celsion’s sole expense.  Yakult, upon the request of Celsion, shall reasonably cooperate with Celsion in any such action at Celsion’s expense.  If Celsion fails to defend against any such action involving a Celsion Patent Right in the Territory, then Yakult shall have the right to defend such action, in its own name, and any such defense shall be at Celsion’s expense.

7.3.2                                 Infringement of Celsion Patent Rights.  In the event that Celsion or Yakult becomes aware of actual or threatened infringement of a Celsion Patent Right that

* Material has been omitted and filed separately with the Commission.

directly affects ThermoDox Product Patents Rights during the Term, that Party will promptly notify the other Party in writing.  Celsion shall in Celsion’s or the relevant Celsion Affiliate’s name and on Celsion’s or the relevant Celsion Affiliate’s behalf, bring an infringement action against the infringing Third Party by counsel of its choice, and any such action shall be at Celsion’s expense.  Upon request of Celsion, Yakult agrees to timely join as party-plaintiff in any such litigation, and in any event to cooperate with Celsion in connection with such infringement action including timely filing such action in Celsion’s name if required.  Yakult may elect to participate in such action with counsel of its own choosing at its sole cost and expense.  If Celsion fails to pursue any actual infringement action where the Third Party is actually infringing Celsion Patent Rights in the Territory and where the infringement directly affects ThermoDox Products, then Yakult shall have the right to pursue such action, and any such action shall be at Yakult’s expense in which case Celsion shall use its best efforts to work with Duke University to assign Celsion Patent Rights in the Territory to Yakult.  If Celsion fails to bring an infringement action against the infringing Third Party where the Third Party is actually infringing and the infringement directly affects ThermoDox Products within [  *  ] after it becomes aware of such infringement, Yakult shall have the right to bring such infringement action in which case Celsion shall use its best efforts to work with Duke University to assign Celsion Patent Rights in the Territory to Yakult.  Upon request of Yakult, Celsion agrees to timely join as party-plaintiff in any such litigation (i) at Yakult’s expense if such Celsion Patent Rights successfully assigned to Yakult, or (ii) at Celsion’s expense if such Celsion Patent Rights cannot be assigned to Yakult, and in any event to cooperate with Yakult in connection with such infringement action.  Celsion shall have the right to retain any and all amounts received by Celsion as a result of Celsion’s enforcement of the Celsion Patents Rights hereunder. For clarity, if any Celsion Patent Right is assigned to Yakult, such Celsion Patent Right becomes Yakult Patent Right and should no longer be subject to Royalty Term calculation.

7.4                               Notice of Generic Product Introduction in the Territory.  Notwithstanding the obligations in Section 7.3.2, if either Party learns of a Third Party introducing or planning to introduce a Generic Product in the Territory, that Party shall immediately notify the other Party.

7.5                               Patent Term Extension.  Celsion shall seek, in Celsion’s name if so required, Patent Term Extensions of Celsion Patent Rights, supplemental patent protection certificates and the like, in the Territory. Celsion and Yakult shall cooperate with each other in connection with all such activities at Celsion’s expense, and Celsion and its agents and attorneys will give due consideration to all suggestions and comments of Yakult regarding any such activities.

7.6                               Patent Challenge.  Yakult and its Affiliates hereby covenant and agree not to, directly or indirectly, commence or maintain any opposition proceeding, challenge the validity or enforceability of, or, without limiting Yakult’s rights under Section 7.5, oppose any extension of or the grant of a supplementary protection certificate, with respect to any Celsion Patent Rights, actively participate in any interference proceeding (each such action, a “Patent Challenge”).  To the extent the foregoing is unenforceable under the Law of a particular Country where a patent application within the Celsion Patent Rights is pending or a patent within the Celsion Patent Rights is issued, (a) Yakult and its Affiliates shall provide at least [  *  ] notice to Celsion before challenging the validity of any Celsion Patent Right and (b) Celsion shall be permitted to terminate this Agreement by written notice effective upon receipt if Yakult or its Affiliates

* Material has been omitted and filed separately with the Commission.

directly, or indirectly through a Third Party, commence or maintain any Patent Challenge.  Yakult shall include provisions in all agreements granting sublicenses of Yakult’s rights hereunder providing that if the sublicensee or its Affiliates undertake a Patent Challenge with respect to any Celsion Patent Right under which the sublicensee is sublicensed, Yakult shall be permitted to terminate such sublicense agreement in its entirety.  If a sublicensee of Yakult (or an Affiliate of such sublicensee) undertakes a Patent Challenge of any such Celsion Patent Right under which such sublicensee is sublicensed, then Yakult upon receipt of notice from Celsion of such Patent Challenge may terminate the applicable sublicense agreement in its entirety.  If Yakult fails to so terminate such sublicense agreement, Celsion shall terminate all licensed rights granted to Yakult covered by such sublicense agreement and any sublicenses previously granted in such Country(ies) shall automatically terminate.  Yakult shall cooperate with Celsion’s reasonable requests to cause such terminated sublicensee to discontinue all activities under such sublicense agreement.

ARTICLE 8  REGULATORY MATTERS

8.1                               General.  Yakult shall own, control and be solely responsible for filing of all Regulatory Materials in relation to the Development and Commercialization of the ThermoDox Products in the Territory, and for obtaining all necessary Regulatory Approvals in the Territory with respect to the ThermoDox Products purchased, and for all ongoing communications with the Regulatory Authorities from the Effective Date, subject to Celsion’s right to use the INDs and NDAs and all data generated in connection therewith for commercialization of ThermoDox Products outside the Territory, pursuant to the license granted by Yakult to Celsion set forth in ARTICLE 3 hereof.  Yakult’s responsibilities shall include without limitation, responsibility for:  (i) filing, maintaining and updating any INDs and NDAs for ThermoDox Product(s); (ii) reporting all Adverse Events to the appropriate Regulatory Authorities; (iii) submitting Regulatory Materials to the appropriate Regulatory Authorities for Marketing Authorization; (iv) handling medical and technical complaints and disputes with the appropriate Regulatory Authorities, patients or physicians, and (v) dealing with Product Recalls.  All Regulatory Materials (including Marketing Authorization) shall be owned solely by Yakult, including any data package related to such Marketing Authorizations, subject to the license granted to Celsion pursuant to ARTICLE 3 hereof.

8.2                               Communications with Regulatory Authorities.

8.2.1                                 Yakult shall keep Celsion generally apprised of the status of all ongoing discussions with Regulatory Authorities.  Yakult also shall provide Celsion with notice of all meetings, conferences, and discussions (including without limitation any meetings or any other meeting of experts convened by the MHLW concerning any topic relevant to the ThermoDox Products) scheduled with the MHLW concerning any regulatory matters relating to the ThermoDox Products promptly after the scheduling of such meeting, conference, or discussion.  Celsion shall be entitled to have one or more representatives, as appropriate under the circumstance, present at all such meetings.  Celsion and Yakult, through the Committee, shall use all reasonable efforts to agree in advance on the scheduling of such meetings, conferences and discussions and on the objectives to be accomplished at such meetings, conferences and discussions and the agenda for the meetings, conferences and discussions with the MHLW.

8.2.2                                 Each Party shall provide to the other Party, as soon as reasonably practicable but in no event more than [  *  ] after its receipt, copies of any material documents or other material correspondence received from the Regulatory Authorities pertaining to a ThermoDox Product. Yakult shall forward to Celsion English translations of all meeting minutes with the MHLW.

8.3                               Drug Safety.  The Parties shall separately execute a pharmacovigilance agreement (“Pharmacovigilance Agreement”) for exchanging Adverse Event and other safety information relating to ThermoDox Products prior to Yakult’s initiation of any clinical activity for the ThermoDox Product in the Territory.  Such Pharmacovigilance Agreement shall ensure that Adverse Event and other safety information is exchanged according to a schedule that will permit each Party to comply with local regulatory requirements and all Laws.

8.4                               Regulatory Information.  Each Party agrees to provide the other with all reasonable assistance and take all actions reasonably requested by the other Party that are necessary or desirable to enable the other Party to comply with any Law applicable to the ThermoDox Products, including, but not limited to, Yakult’s meeting its reporting and other obligations to maintain and update any Marketing Authorizations for the ThermoDox Products.

8.5                               Suspension of Clinical Development Activities.  Either Celsion or Yakult shall have the right to immediately suspend clinical development activities with respect to a ThermoDox Product for a particular indication, formulation or dosage form if such Party, in good faith, determines that there exists significant and urgent concerns relating to patient safety with respect to such clinical activities.  The Party making the determination to suspend such clinical activities shall notify the other party in writing immediately of any such suspension and the reasons therefor.  The Committee then shall promptly determine what actions should be taken with respect to such clinical activities.  Once a determination is made by the Committee with respect to the appropriate actions to be taken, the Committee shall review and re-evaluate the Development Plan and make any changes necessary to implement such actions.

8.6                               Recalls or Other Corrective Action.  Yakult shall promptly notify Celsion of any material actions to be taken by Yakult with respect to any Product Recall prior to such action, if reasonably practicable under the circumstances, to permit Celsion a reasonable opportunity to consult with Yakult with respect thereto.  Additional rights and obligations relating to a Product Recall may be further set forth in the Quality Agreement.  [  *  ] (“Recall Costs”). Recall Costs means all [  *  ] (i) [  *  ], (ii) [  *  ], (iii) [  *  ], and (iv) [  *  ].

ARTICLE 9  CONFIDENTIAL INFORMATION; PUBLICATIONS AND PUBLICITY

9.1                               Confidential Information.

9.1.1                                 Yakult and Celsion each agree that during the Term and thereafter for so long as such Confidential Information remains confidential and proprietary to the Disclosing Party, it will keep confidential and will cause each of its Affiliates to keep confidential, all Celsion Confidential Information or Yakult Confidential Information, as the case may be, that is

* Material has been omitted and filed separately with the Commission.

disclosed to it or to any of its Affiliates, pursuant to this Agreement, and not to use any Confidential Information except as expressly permitted hereunder.  Notwithstanding the foregoing, in the case of Confidential Information identified in writing by one Party to the other, the obligations of confidentiality shall continue until such information is no longer considered a trade secret. When Confidential Information is disclosed other than in writing (in which case the Disclosing Party shall mark the document Confidential), the Disclosing Party shall make a reasonable effort to summarize such Confidential Information in writing and submit it to the Receiving Party within [  *  ] of initial disclosure.  Unmarked or non-written information shall be treated as Confidential Information if it can be reasonably determined given the nature of the information and disclosure that such information should be treated as such. Yakult and Celsion each agree to take such action, and to cause its Affiliates to take such action, to preserve the confidentiality of Celsion Confidential Information and/or Yakult Confidential Information, as the case may be, as it would customarily take to preserve the confidentiality of its own confidential information, which in any event shall be no less than reasonable actions.

9.1.2           Neither Yakult nor Celsion, nor any of their respective Affiliates, shall use the other Party’s Confidential Information, except as expressly permitted in this Agreement.

9.1.3           Yakult and Celsion each agree that any disclosure (a) by Yakult or any of its Affiliates of Celsion Confidential Information, or (b) by Celsion or any of its Affiliates of Yakult Confidential Information, shall be made subject to obligations of confidentiality at least as stringent as confidentiality obligations hereunder and only if and to the extent necessary to carry out its responsibilities or exercise its rights under this Agreement or as otherwise required by Law.  Except as permitted by this ARTICLE 9, Yakult agrees not to disclose any Celsion Confidential Information and Celsion agrees not to disclose any Yakult Confidential Information, to any Third Parties, other than its directors, subcontractors, consultants, licensees and agents as permitted under this Section 9.1.3, under any circumstance, without the prior written consent of the other Party.  Except as otherwise contemplated or required by this Agreement, Yakult and Celsion each agree, upon the other’s request, to return all Celsion Confidential Information or Yakult Confidential Information, as the case may be, disclosed to the other Party pursuant to this Agreement, including all copies and extracts of documents, as promptly as practicable following such request upon the termination of this Agreement, except for one (1) copy which may be kept and used for the sole purpose of complying with any continuing obligations under this Agreement.

9.1.4           Celsion and Yakult each represent, warrant and covenant that all of its directors, officers, employees, and any subcontractors, consultants, investigators, sublicensees or agents of such Party, who shall have access to Yakult Confidential Information or Celsion Confidential Information, as the case may be, are or shall be bound by written agreement to maintain such information in confidence consistent with the provisions hereof.  Each Party agrees to use, and agrees to cause its Affiliates to use, reasonable efforts to enforce such obligations and to prohibit its employees and consultants from using such Confidential Information except as expressly permitted hereunder.  Each Party shall be responsible for any breach of its obligations under this Article 9 in the event of a disclosure by its Affiliates, directors, officers, employees consultants, and advisors.

* Material has been omitted and filed separately with the Commission.

9.1.5           Notwithstanding anything to the contrary in this ARTICLE 9, Yakult may disclose Celsion Confidential Information and Celsion may disclose Yakult Confidential Information (a) to Governmental Authorities (i) to the extent reasonably necessary to obtain or maintain INDs or Regulatory Approvals for any ThermoDox Product, and (ii) in order to respond to inquiries, requests or investigations relating to this Agreement; (b) to outside consultants and contractors, advisory boards, managed care organizations, and non-clinical and clinical investigators, in each case to the extent reasonably necessary to Develop, register or Commercialize any ThermoDox Product; provided that Yakult or Celsion, as the case may be, shall obtain the same confidentiality obligations from such Third Parties as it obtains with respect to its own similar types of confidential information; (c) in connection with filing or prosecuting Patent Rights as permitted by this Agreement; (d) in connection with prosecuting or defending litigation as permitted by this Agreement; (e) in connection with or included in scientific presentations and publications relating to ThermoDox Products, including abstracts, posters, journal articles and the like, which presentations and publications are authorized pursuant to Section 9.2; and (f) to the extent reasonably necessary in order to exercise or enforce its rights under this Agreement.  In addition, either Party may disclose any Confidential Information of the other Party as may be otherwise required or requested to be disclosed in compliance with applicable Laws or regulations or order by a court or other Governmental Authority having competent jurisdiction; provided, that if either Celsion or Yakult is required to make any such disclosure of the Yakult Confidential Information or the Celsion Confidential Information, respectively, such Party shall give reasonable advance notice (to the extent possible) to the other Party of such disclosure requirement and the original Disclosing Party may in its discretion seek to secure confidential treatment of the Celsion Confidential Information or the Yakult Confidential Information, as the case may be, requested or required to be disclosed.

9.2          Publications.  The Parties acknowledge that scientific and medical publications and presentations will be made in a manner consistent with industry standards for the development and commercialization of drugs in the Field, but must be strictly monitored to prevent any adverse effect from premature publication or dissemination of the results of the activities hereunder.  Neither Party, nor any of its employees or contractors shall publish or present any information, including the results of any preclinical or clinical studies with respect to any ThermoDox Product without prior written approval of the Committee or the other Party.  In the event either Party reviews a proposed Third Party academic, scientific, medical or other publication or presentation with respect to any ThermoDox Product, such Party shall submit a copy of such publication or presentation to the other Party’s representatives on the Committee at least [  *  ] in advance (or, if such Party has fewer than [  *  ] to review a proposed Third Party publication or presentation, as soon as reasonably practicable) of such proposed publication or presentation being submitted to a publisher or other Third Party.  In the event a Party or a Party’s employee proposes to publish or make a publication or presentation with respect to any ThermoDox Product, such Party shall submit a copy of such publication or presentation to the other Party at least [  *  ] in advance of such proposed publication or presentation being submitted to a publisher or other Third Party.  Nothing in this ARTICLE 9 shall be construed to (a) limit the right of Celsion’s or Yakult’s clinical investigators to publish the results of their studies; or (b) prevent either Party from complying with applicable Law with respect to the disclosure of Clinical Study data and results.  In any permitted publication or

* Material has been omitted and filed separately with the Commission.

presentation by a Party, the other Party’s contribution shall be duly recognized, and co-ownership shall be determined in accordance with customary standards.

9.3          Registration and Filing of This Agreement.  If a Party determines that it is required by Law to publicly file, register or notify this Agreement with a Governmental Authority, such Party shall (a) initially file a redacted copy of this Agreement approved by both Parties (the “Redacted Agreement”), (b) request, and use commercially reasonable efforts to obtain, confidential treatment of all terms redacted from this Agreement, as reflected in the Redacted Agreement, for a reasonable period, (c) permit the other Party to review and approve such request for confidential treatment and any subsequent correspondence with respect thereto at least [  *  ] prior to its submission to such Governmental Authority, (d) promptly deliver to the other Party any written correspondence received by it or its representatives from such Governmental Authority with respect to such confidential treatment request and promptly advise the other Party of any other communications between it or its representatives with such Governmental Authority with respect to such confidential treatment request, (e) upon the written request of the other Party, request an appropriate extension of the term of the confidential treatment period, and (f) if such Governmental Authority requests any changes to the redactions set forth in the Redacted Agreement, discuss such changes with the other Party and take the other Party’s comments into consideration when deciding whether to agree to such changes.  Notwithstanding the foregoing, the Party who determines that it is required by Law to publicly file, register or notify this Agreement with a Governmental Authority shall have the final determination with respect to the redactions.  Each Party shall be responsible for its own Out-of-Pocket Costs and Expenses in connection with any such filings, registrations or notifications.

9.4          Publicity.  The public announcement of the execution of this Agreement is set forth on Schedule 9.4 attached hereto and shall be promptly disseminated following the execution of this Agreement by the Parties.  In addition, the Parties may make public statements, including in analyst meetings, concerning the progress of the ThermoDox Products consistent with the disclosures that the Parties make for their other pharmaceutical products under development; provided that each Party shall obtain the other Party’s prior written consent before making such public statements, such consent not to be unreasonably delayed, withheld or conditioned.  Each Party shall cooperate with the other Party

* Material has been omitted and filed separately with the Commission.

with respect to review and comment on such public statements.  Without limiting the immediately preceding sentence, each Party shall not, without the other Party’s prior written consent, such consent not to be unreasonably delayed, withheld or conditioned, make any public statement (written or oral) concerning the terms of this Agreement or concerning any ThermoDox Product, except where such statement:  (a) is required by Law, (b) is required to be contained in financial statements of the Parties prepared in accordance with GAAP, or (c) has been announced previously in accordance with Section 9.1.5 or this Section 9.4.  In the case of any public statement (written or oral) pursuant to (a) or (b) above, the Parties shall give the other Party sufficient advance notice of the text of such statement so that the other Party will have the opportunity to comment upon the statement, and the Party issuing such statement shall give due consideration to any such comments in the final statement.

9.5          Prohibition on Solicitation.  Without the prior written consent of the other Party, neither Party nor its Affiliates shall during the Term of this Agreement or for a one-year period after the termination of this Agreement, solicit to hire (directly or indirectly), or hire any employee of the other Party.

ARTICLE 10   REPRESENTATIONS AND WARRANTIES; COVENANTS

10.1        Mutual Representations and Warranties.  Celsion and Yakult each represents and warrants to the other as of the Effective Date that:

10.1.1         It has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by such Party have been duly and validly authorized and approved by proper corporate action on the part of such Party, and it has taken all other action required by Law, its certificate of incorporation or by-Laws, or any agreement to which it is a party or to which it may be subject, required to authorize such execution, delivery and performance.  Assuming due authorization, execution and delivery on the part of the other Party, this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable insolvency and other Laws affecting creditors’ rights generally, or by the availability of equitable remedies.

10.1.2         The execution and delivery of this Agreement by such Party and the performance by such Party contemplated hereunder does not and will not violate any Laws or any order of any court or Governmental Authority to which it is subject, except for such violations that would not have a material adverse effect on the ability of such Party to perform its obligations under this Agreement.

10.1.3         Neither the execution and delivery of this Agreement nor the performance hereof by such Party requires it to obtain any permits, authorizations or consents from any Governmental Authority (other than any Regulatory Approvals relating to the manufacture, use, importation or sale of any ThermoDox Product), or from any other person, firm or corporation, and such execution, delivery and performance will not result in the Material Breach of or give rise to any right of termination under any agreement or contract to which it is a party or to which it may be subject, except for those breaches or rights that would not adversely affect its ability to perform its obligations under this Agreement.

10.1.4         There is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of such Party, threatened against it or any of its Affiliates relating to the transactions contemplated by this Agreement.

10.1.5         Its employees have executed agreements or have existing obligations under Law requiring assignment to such Party of all Improvements made by such individuals during the course of and as a result of their employment with such Party, and obligating such employees to maintain as confidential such Party’s Confidential Information.

10.2        Additional Yakult Representations and Warranties.  Yakult further represents and warrants to Celsion as of the Effective Date that:

10.2.1         Neither it nor any of its Affiliates currently has in clinical development, or has, prior to the Effective Date, adopted a plan to initiate Clinical Studies, for a Competing Product; and

10.2.2         It has utilized its own scientific, marketing and distribution expertise and experience to analyze and evaluate both the scientific and commercial value of the Celsion ThermoDox Products and has relied on such analysis and evaluations in deciding to enter into this Agreement.

10.3        Additional Celsion Representations and Warranties.  Celsion further represents and warrants to Yakult as of the Effective Date that:

10.3.1         No Third Party has challenged or has threatened in writing to challenge the extent, validity or enforceability of the patents encompassed within the Celsion Patent Rights relating to the ThermoDox Products (including by way of example through the institution or written threat of institution of interference, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign entity), and to the knowledge of Celsion, all application, registration, maintenance and renewal fees in respect of the Celsion Patent Rights have been paid and all documents and certificates required to be filed with the relevant agencies for the purpose of maintaining such Celsion Patent Rights have been filed;

10.3.2         To the knowledge of Celsion, none of the research, development, making, having made, use, sale, offering for sale or importation of any ThermoDox Product by or on behalf of Celsion has infringed or is infringing the claims of any patents of a Third Party.  Neither Celsion nor any of its Affiliates have received any written notice or claim that the research, development, making, having made, use, sale, offering for sale or importation of any ThermoDox Product has infringed or is infringing the claims of any patents of a Third Party;

10.3.3         A complete and correct list of the Celsion Patent Rights is set forth in Section 1.12;

10.3.4         Celsion Controls the Celsion Patent Rights, free of any lien, encumbrance, charge, security interest, mortgage or other similar restriction, and neither Celsion nor any of its Affiliates has entered into any agreement (other than fee for services agreements or material transfer agreements entered into in the ordinary course of business to develop the ThermoDox Products or any research agreements for non-commercial purposes) granting any right, interest or claim in or to any Celsion Patent Rights to any Third Party (including any academic organization or agency) with respect to the Territory;

10.3.5         Except as disclosed in Section 1.12, none of the Celsion Patent Rights have been acquired by in-license, or otherwise made available (including pursuant to any immunity from suit arrangement) to Celsion or any of its Affiliates from a Third Party;

10.3.6         Celsion has obtained assignment of the Celsion Patent Rights listed in Section 1.12, other than those acquired by in-license, from the inventors named therein, and all such assignments of inventorship rights are valid and enforceable;

10.3.7         None of the rights of Celsion or its Affiliates under the Celsion Patent Rights were developed with federal funding from the United States government or any other Governmental Authority such that the United States government or other Governmental Authority has any march-in rights in or to any Celsion Patent Rights or such that Celsion or its Affiliates would be subject to any compulsory licensing requirements or any rights under 35 U.S.C. §§201-212;

10.3.8         In the course of the Development of the ThermoDox Products, Celsion has not used any employee or consultant that is debarred by any Regulatory Authority, or who is or was to the knowledge of Celsion the subject of debarment proceedings by any Regulatory Authority; and

10.3.9         All Development activities relating to the ThermoDox Products performed by Celsion, and to the knowledge of Celsion performed on its behalf, have been conducted in material compliance with applicable Law, except where failure to so comply would not be reasonably expected to have a material adverse effect on Yakult’s rights hereunder.

10.4        Covenants.  Each Party hereby covenants and agrees during the Term that:

10.4.1         It shall carry out the Development and Commercialization of the ThermoDox Products and its other obligations or activities hereunder in accordance with: (a) the terms of this Agreement, the Development Plan, and the Commercialization Plan, and (b) GCPs, GLPs and GMPs and all other applicable Laws and Marketing Authorizations;

10.4.2         It will not enter into any agreement with a Third Party or undertake other activities or commitments which would have a material adverse effect on:  (a) its ability to perform all of the obligations required of it hereunder, or (b) any of the rights granted to the other Party hereunder; and

10.4.3         In the course of the Development or Commercialization of ThermoDox Products, it will not use any employee or consultant who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

10.5        Representations and Warranties of Celsion Concerning the Duke Agreement  Celsion represents and warrants to Yakult that, as of the Effective Date:

10.5.1         The Duke Agreement, is in full force and effect and has not been modified or amended (other than the amendments effective January 15, 2003 and June 20, 2007), except that no representation or warranty relating to the Duke Agreement is made with respect to Duke University or matters solely within the control or direction of Duke University that are not known to Celsion;

10.5.2         To the best of Celsion’s knowledge, Celsion is not in breach with respect to a material obligation under the Duke Agreement;

10.5.3         Section 2.02 of the Duke Agreement requires that upon any termination of the Duke Agreement, all sublicenses granted by Celsion, which would include this Agreement with Yakult, shall be automatically assigned to Duke University, which shall thereafter receive all benefits and have all obligations under the sublicenses as in the place and stead of Celsion; and

10.5.4         Celsion has not waived or allowed to lapse any of its rights under the Duke Agreement, and no such rights have lapsed or otherwise expired or been terminated.

10.6        Celsion’s Obligations Concerning the Duke Agreement  Celsion agrees that during the term of this Agreement:

10.6.1	[ * ];

10.6.2	[ * ].

10.6.3	[ * ];

10.6.4	[ * ];

10.6.5	[ * ];

* Material has been omitted and filed separately with the Commission.

10.6.6	[ * ]; and

10.6.7	[ * ].

10.7        Additional Covenants of Celsion.  Celsion covenants and agrees during the Term, except as required pursuant to any consent decree or agreement with any Governmental Authority or by Law and except as otherwise provided for in this Agreement, neither Celsion nor its Affiliates shall enter into any agreement with any Third Party, whether written or oral, with respect to, or otherwise assign, transfer, license, or convey its right, title or interest in or to, the Celsion Patent Rights, Celsion Know-How, any ThermoDox Product, in each case, that is in conflict with the rights granted by Celsion to Yakult under this Agreement.

10.8        Disclaimer of Warranty.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS, WAIVES, AND RENOUNCES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF VALIDITY, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 11   INDEMNIFICATION

11.1        Indemnification by Yakult.  Subject to the provisions of Section 11.3, Yakult shall defend, indemnify and hold harmless Celsion and its Affiliates and each of their respective officers, directors, shareholders, employees, successors and permitted assigns (“Celsion Indemnitees”) from and against all Third Party Claims, and all associated Losses, to the extent arising out of:  (a) Yakult’s negligence or willful misconduct in performing any of its obligations under this Agreement, (b) a breach by Yakult of any of its representations, warranties, covenants or obligations under this Agreement, (c) subject to Section 11.3, the development, use, promotion, marketing, distribution, storage or sale of ThermoDox Products in the Territory by Yakult or any of its Affiliates, sublicensees, subcontractors, distributors or agents or on behalf of Yakult by a Third Party, or any warranty claims, Product Recalls, or any claims of personal injury or property damage occurring in the Territory, or (d) the manufacture, use, marketing, distribution, storage or sale of any product containing a ThermoDox Product developed or commercialized by or on behalf of Yakult outside of this Agreement; provided, however, that in all cases referred to in this Section 11.1, Yakult shall not be liable to indemnify Celsion for any Losses of Celsion to the extent that such Losses of Celsion arise from any action or non-action of Celsion for which Celsion is obligated to indemnify Yakult pursuant to Section 11.2.

11.2        Indemnification by Celsion.  Subject to the provisions of Section 11.3, Celsion shall defend, indemnify and hold harmless Yakult and its Affiliates and each of their officers, directors, shareholders, employees, successors and permitted assigns (“Yakult Indemnitees”) from and against all Third Party Claims, and all associated Losses, to the extent arising out of:  (a) Celsion’s negligence or willful misconduct in performing any of its obligations under this Agreement, (b) a breach by Celsion of any of its representations, warranties, covenants or obligations under this Agreement, (c) subject to Section 11.3, the Development, use, promotion, marketing, distribution, storage or sale of ThermoDox Products outside of the Territory by

* Material has been omitted and filed separately with the Commission.

Celsion or any of its Affiliates, subcontractors, distributors or agents or on behalf of Celsion by a Third Party, or any warranty claims, Product Recalls, or any claims of personal injury or property damage occurring outside of the Territory, (d) the manufacture of ThermoDox Products by Celsion or on behalf of Celsion by a Third Party, which indemnification will be more specifically set forth in the supply agreement referenced in Section 6.1, or (e) the manufacture, use, marketing, distribution, storage or sale of any product containing a ThermoDox Product to which Yakult’s rights have been terminated and have reverted to Celsion, but only to the extent such Claims arise out of Celsion’s activities after such reversion, developed or commercialized by or on behalf of Celsion outside of this Agreement; provided, however, that in all cases referred to in this Section 11.2, Celsion shall not be liable to indemnify Yakult to the extent that such Losses of Yakult arise from any action or non-action of Yakult for which Yakult is obligated to indemnify Celsion pursuant to Section 11.1.

11.3        Procedure for Indemnification.

11.3.1         Notice.  Each Party (the “Indemnified Party”) will notify promptly the other Party (the “Indemnifying Party”) if it becomes aware of a Claim (actual or potential) by any Third Party (a “Third Party Claim”) for which indemnification may be sought by the Indemnified Party, and will give such information with respect thereto as the Indemnifying Party shall reasonably request.  If any proceeding (including any governmental investigation) is instituted involving the Indemnified Party, the Indemnified Party shall not make any admission or statement concerning a Third Party Claim, but shall promptly notify the Indemnifying Party in writing and the Indemnifying Party and Indemnified Party shall meet to discuss how to respond to such Third Party Claim.  The Indemnifying Party shall not be obligated to indemnify the Indemnified Party to the extent any admission or statement made by the Indemnified Party, or any failure by the Indemnified Party to notify the Indemnifying Party of the Claim, materially prejudices the defense of the Third Party Claim.

11.3.2         Defense of Claim.  The Indemnifying Party shall defend the Indemnified Party against the Third Party Claim; provided, that the Indemnifying Party has the financial resources to satisfy, and expressly agrees that it shall be responsible for satisfying and discharging, any judgment or award made to the Third Party as a result of such proceedings or settlement amount agreed to with the Third Party in respect of the Third Party Claim, without prejudice to any provision in this Agreement or right under applicable Law that allows the Indemnifying Party subsequently to recover any amount from the Indemnified Party.  The Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party (such acceptance not to be unreasonably withheld, refused, conditioned or delayed) to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding.  In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless:  (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (b) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In the circumstance described in the preceding sentence, all reasonable attorneys’ fees and expenses of the Indemnified Party shall be reimbursed as they are incurred.  The Indemnified Party shall have the right to control the defense of the Third Party Claim only if the Indemnifying Party fails to defend the Third Party Claim, and if the Indemnified Party controls the defense of such Third Party Claim, the Indemnifying Party shall have the right to participate in such defense at the Indemnifying Party’s own expense.  The Indemnified Party shall not settle any claim for which it is seeking indemnification without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld, refused, conditioned or delayed.  The Indemnified Party shall, at the Indemnifying Party’s expense and request, cooperate in all reasonable respects in the defense of the Third Party Claim.

11.3.3         Settlement of Claim.   The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened proceeding in which the Indemnified Party has sought indemnification hereunder from the Indemnifying Party, unless such settlement involves solely monetary damages and includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding.

11.4        Insurance.  Each Party shall, upon the Effective Date and for a period of [  *  ] after the completion of its Development and Commercialization activities hereunder, obtain and/or maintain, at its sole cost and expense, product liability insurance (including any self-insured arrangements) against all liabilities arising out of activities that such Party performs under or in connection with this Agreement in such amounts and for such coverage that are reasonable and customary in the Japanese pharmaceutical industry for companies of comparable size and activities.

11.5        Limitation of Liability.  NOTWITHSTANDING ANY OTHER LANGUAGE TO THE CONTRARY CONTAINED HEREIN, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST REVENUES OR PROFITS, BUSINESS OR GOODWILL, OR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT.  THE FOREGOING SENTENCE SHALL NOT LIMIT THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER THIS ARTICLE OR LIABILITIES RESULTING FROM A BREACH OF THE CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 9 ABOVE.

ARTICLE 12   TERM AND TERMINATION

12.1        Term.

12.1.1         Expiration.  This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein, shall expire upon [  *  ] (the “Term”).  Notwithstanding the foregoing, If Celsion’s Phase III HCC Study does not lead to approval by

* Material has been omitted and filed separately with the Commission.

the FDA, then (a) the Parties may mutually elect to extend the Term as will be reasonably necessary to conduct a Phase III HCC Study (the “Follow-Up HCC Study”) to lead to approval in the Territory, (b) [  *  ] and (c) either party shall have the right to terminate the Agreement.

12.2        Termination for Cause.

12.2.1         Termination for Material Breach.  Celsion shall have the right to terminate this Agreement pursuant to the provisions of Sections 12.2.1(a) and 12.2.1(b) below by provision of written notice to Yakult, and Yakult shall have the right to terminate this Agreement pursuant to the provisions of Sections 12.2.1(c) and 12.2.1(d) below by provision of written notice to Celsion:

(a)           Upon Celsion’s notice to Yakult that a Material Breach by Yakult has occurred, the Parties will meet to discuss in good faith whether a plan to remedy the Material Breach can be mutually agreed upon.  If the Parties fail to so agree within [  *  ] after the date of such notice, Section 12.2.1(b) below shall apply.

(b)           Subject to the terms hereof, upon the occurrence of any Material Breach by Yakult after compliance with the provisions of Section 12.2.1(a), Celsion may terminate this Agreement upon [  *  ] prior written notice to Yakult, with such termination to be effective upon the expiration of such [  *  ] period; provided, however, that in case of a default of a payment obligation, such notice will lapse without effect if Yakult cures such default within such time.

(c)           Upon Yakult’s notice to Celsion that a Material Breach by Celsion has occurred, the Parties will meet to discuss in good faith whether a plan to remedy the Material Breach can be mutually agreed upon.  If the Parties fail to so agree within [  *  ] after the date of such notice, Section 12.2.1(d) below shall apply.

(d)           Subject to the terms hereof, upon the occurrence of any Material Breach by Celsion after compliance with the provisions of Section 12.2.1(c), Yakult may terminate this Agreement upon [  *  ] prior written notice, with such termination to be effective upon the expiration of such [  *  ] period; provided, however, that in case of a default of a payment obligation, such notice will lapse without effect if Celsion cures such default within such time.

(e)           The provisions of Section 12.2.1(b) and 12.2.1(d) shall be stayed during the pendancy of the matters (including, without limitation, the notice and meeting processes) contemplated by this Section 12.2.1.

12.2.2     Termination as a Result of Insolvency.  This Agreement may be terminated in its entirety at any time during the Term by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the event of any involuntary bankruptcy or receivership proceeding, such right to terminate shall

* Material has been omitted and filed separately with the Commission.

only become effective if the Party consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within [  *  ] after the filing thereof.

12.2.3     Termination by Yakult.  [  *  ]

12.2.4     Termination for Failure to Achieve Minimum Sales Targets.  Celsion shall have the right to terminate this Agreement, if Yakult fails to reach, for [  *  ], any of the sales milestones set forth in the Commercialization Plan for ThermoDox Products as determined by an independent expert that has substantial experience developing sales forecasts (including drug pricing and marketing policies) for multi-national pharmaceutical and/or biotechnology companies in the market of the Territory, as selected by Yakult.

12.3        Change of Control.  This Agreement shall survive and remain in full force and effect after the consummation of a Change of Control transaction involving either Celsion or Yakult.

12.4        Termination of Duke Agreement  Upon any termination of the Duke Agreement with respect to the Territory or in its entirety, the sublicense granted by Celsion to Yakult under this Agreement shall be, as provided in Article 2.02 of the Duke Agreement regarding survival of sublicenses, automatically assigned to Duke University.  Duke University shall thereafter receive all benefits of Celsion and be obligated to perform all covenants of Celsion under this Agreement in the place and stead of Celsion, and Celsion shall not retain any such rights and duties.  Yakult shall thereafter receive all of its benefits and be obligated to perform all of its covenants under this Agreement for the benefit of Duke University, and shall in no event incur, merely as the result of the assignment of this Agreement to Duke University, any obligation for any additional payments or royalties or any other financial obligation not already provided for in this Agreement.

ARTICLE 13   EFFECTS OF TERMINATION

13.1        Effect of Termination by Celsion for Cause or by Yakult Voluntarily.  Without limiting any other legal or equitable remedies that Celsion may have and in addition to each Party’s rights and obligations under Section 13.5, if Celsion terminates this Agreement in accordance with Section 12.2, or if Yakult terminates this Agreement for convenience pursuant to Section 12.2.3, then with respect to each applicable ThermoDox Product that was contributed to the Collaboration by Celsion:

13.1.1         The licenses granted by Celsion to Yakult under this Agreement shall immediately terminate;

13.1.2         Yakult shall, within [  *  ] after the termination, pay Celsion all amounts due pursuant to this Agreement that accrued prior to the effective date of termination;

13.1.3         Celsion may elect to have any Third Party agreements to which Yakult is a party providing for Development, Commercialization or manufacturing services assigned to Celsion, to the extent assignment is permitted by such agreements and provided that Yakult is

* Material has been omitted and filed separately with the Commission.

not required to pay any consideration or commence litigation in order to effect an assignment of any such agreement to Celsion; and

13.1.4         Unless Celsion agrees otherwise, after the notice of termination is given, Yakult shall continue its Development and/or Commercialization activities in accordance with the applicable Development Plan or Commercialization Plan until the effective date of such termination; provided, however, that during such period the Parties will develop a transition plan in order to facilitate the transfer of Development and Commercialization activities from Yakult to Celsion thereafter.  The Parties shall carry out the transition in accordance with Section 13.5.

13.2        Effect of Termination by Yakult for Cause.  Without limiting any other legal or equitable remedies that Yakult may have, and in addition to each Party’s rights and obligations under Section 13.5, if Yakult has the right to terminate this Agreement under Section 12.2.1 then Yakult may elect to (a) terminate this Agreement pursuant to Section 12.2.1, as applicable, or (b) continue this Agreement by notice to Celsion; provided, however, that if Yakult opts to continue this Agreement pursuant to subparagraph (b), then (i) all documents and other materials that support all INDs and NDAs in the Territory (if any) owned by Celsion for ThermoDox Products shall be immediately transferred to Yakult and Yakult shall assume responsibility for all Clinical Studies for the ThermoDox Products then under Development in the Territory, (ii) Celsion’s rights and Yakult’s obligations under ARTICLE 3 shall terminate, and (iii)  the Committee established pursuant to ARTICLE 2 shall be permanently disbanded.

13.3        Effect of Termination for Insolvency.  If either Party terminates the Agreement pursuant to Section 12.2.2, then (a) the Parties shall carry out the transition in accordance with Section 13.5, (b) the terminating Party’s rights and the non-terminating Party’s obligations under ARTICLE 3 shall terminate, and (c) the Committee established pursuant to ARTICLE 2 shall be permanently disbanded.

13.4        Effect of Termination for Failure to Meet Minimum Sales Targets.  Upon termination pursuant to Section 12.2.4:

(a)           [  *  ], and

(b)           [  *  ].

13.5        Termination Assistance and Technology Transfer.  Prior to the effective date of termination of this Agreement pursuant to Section 12.2.2, 12.2.3 and 12.2.4, the Parties shall agree upon a transition plan to minimize any disruption to the Development or Commercialization of the ThermoDox Products.  The transition plan shall include a mutually agreed-upon schedule for transition activities.  The Discontinuing Party, which shall be Yakult if terminated under Sections 12.1.2, 12.2.3 or 12.2.4, and the insolvent party if terminated to subject to 12.2.2 (the “Discontinuing Party”), and the other Party (the “Non-Discontinuing Party”) shall conduct transition activities pursuant to the transition plan and Sections 13.5.1 through 13.5.4 below:

* Material has been omitted and filed separately with the Commission.

13.5.1     Technology Transfer.  Consistent with the principle of avoiding supply disruption and in accordance with the transition plan established pursuant to Section 13.3, the Discontinuing Party shall promptly provide the Non-Discontinuing Party with any then-existing documentation, technical information and other Know-How, in the form and format in which such materials are maintained by the Discontinuing Party in the ordinary course of its business (provided that the Discontinuing Party shall use Commercially Reasonable Efforts to provide such materials in a form and format useable by the Non-Discontinuing Party), that are necessary for the manufacture and sale of ThermoDox Products.  Such documentation, technical information and other Know-How shall include without limitation:  (a) [  *  ], (b) [  *  ], (c) [  *  ], (d) [  *  ], (e) [  *  ], and (f) [  *  ].  In addition, prior to the effective date of termination, and for up to [  *  ] thereafter, the Discontinuing Party shall make available to the Non-Discontinuing Party, the reasonable assistance of the Discontinuing Party’s employees, and shall request that any external Third Party manufacturers be available, to support the transfer of the manufacturing technology to the Non-Discontinuing Party.  The Discontinuing Party shall use commercially reasonable efforts to ensure that these personnel will cooperate with the Non-Discontinuing Party in the implementation of the manufacturing technology until such implementation has been completed successfully.

* Material has been omitted and filed separately with the Commission.

13.5.2         Delivery of Collateral Materials.  As soon as reasonably practicable after the effective date of termination of this Agreement for each applicable ThermoDox Product, the Discontinuing Party shall provide to the Non-Discontinuing Party or its designee the following materials, provided that such materials shall be provided in the form and format in which such materials are maintained by the Discontinuing Party in the ordinary course of business (provided that the Discontinuing Party shall use commercially reasonable efforts to provide such materials in a form and format useable by the Non-Discontinuing Party), and such materials to the extent that they are related to such ThermoDox Products as to which such termination relates, shall be provided to the Non-Discontinuing Party such that the Non-Discontinuing Party will be in a position to continue to research, Develop and Commercialize ThermoDox Products anywhere in the world:

(a)           all data, information and materials (including source data and source documents) that (i) was used for the preparation and/or filing of, or otherwise supports, any NDA, IND or Phase IV Study, (ii) obtained during Development, or (iii) is related to the applicable ThermoDox Products, including, without limitation, all Regulatory Approvals and clinical trial agreements (to the extent such agreements have not been cancelled, and are assignable without the Discontinuing Party being required to pay any consideration or commence litigation in order to effect an assignment of any such agreement to the Non-Discontinuing Party);

(b)           all final pre-clinical and clinical study reports and clinical study protocols in the Discontinuing Party’s possession or in the possession of its Affiliates and permitted sublicensees;

(c)           all products and materials with trademarks and product logos, if any, prepared for or actually used in commerce by the Discontinuing Party or its Affiliates for the applicable ThermoDox Product; and

(d)           Commercialization Plans, to the extent relating to ThermoDox Products (with information relating to other Yakult products redacted) and Promotional Materials.

13.5.3         Assignment of Rights and Grant of Licenses.  Effective upon termination of this Agreement:

(a)           the Discontinuing Party shall promptly assign to the Non-Discontinuing Party, or a Non-Discontinuing Party Affiliate identified by the Non-Discontinuing Party, all of Discontinuing Party’s right, title and interest in and to the materials transferred by the Discontinuing Party pursuant to Section 13.5.2, including the goodwill attendant to any trademarks or logos relating to any ThermoDox Product, if the Discontinuing Party is Celsion, all of Celsion’s right, title and interest in and to the material that are necessary for the Development and Commercialization of any ThermoDox Product hereunder, including without limitation the rights granted by Duke University to Celsion under the License Agreement entered into on November 20, 1999 and amended effective January 15,

2003 and further amended effective June 20, 2007, to the extent the Discontinuing Party Controls such materials;

(b)           If First Commercial Sale of a ThermoDox Product has occurred prior to the effective date of such termination and such ThermoDox Product is being Commercialized at the time of such termination and any of the Discontinuing Party housemarks are being used on packaging or advertising and Promotional Materials for such ThermoDox Product, Yakult and Celsion shall enter into a customary transitional trademark license agreement in order to permit the Non-Discontinuing Party to continue to use, ThermoDox Product packaging and advertising and promotional materials bearing such Discontinuing Party housemark; and

(c)           the Discontinuing Party grants to the Non-Discontinuing Party a non-exclusive, irrevocable, perpetual, fully paid up, royalty free, sublicenseable, transferable license under all Patent Rights and Know-How Controlled by the Discontinuing Party and actually being used by the Discontinuing Party at the time of termination in connection with the Development or Commercialization of the ThermoDox Products that are subject to termination, to make, have made, sell, offer to sell, import and use such ThermoDox Products containing such ThermoDox Products in the Field in the Territory and any other Collateral Materials relating to the ThermoDox Products to which such termination relates, to the extent such Collateral Materials cannot be assigned pursuant to Section 13.5.3(a).  The foregoing license shall include the right to copy, create derivative works of, perform, publicly display, use, and modify, Collateral Materials relating to such ThermoDox Products.  For clarity, the foregoing license may not be exercised until the applicable effective termination date of this Agreement. the Non-Discontinuing Party shall be liable for any royalties or other payments due and owing by the Discontinuing Party to a Third Party as a result of the Non-Discontinuing Party’s exercise of the license granted in this Section 13.5.3(c).

13.5.4         Inventory.  Upon the applicable effective termination date, the Discontinuing Party shall transfer to the Non-Discontinuing Party, [  *  ].  The Non-Discontinuing Party shall have the right [  *  ].  For clarity, the Non-Discontinuing Party shall have the right [  *  ].

13.6        Termination Due To Serious Safety Concern .  In the event either Party has notified the other Party in writing that it has determined in good faith that it is not advisable to continue Development or Commercialization of a ThermoDox Products as a result of a serious safety issue regarding the use of such ThermoDox Products pursuant to Section 8.5, then the Parties will promptly wind-down and terminate all Development and Commercialization of the applicable ThermoDox Products and all costs of such wind-down and termination will be Development Costs or marketing expenses, as the case may be, to be borne as otherwise set forth in this Agreement depending on the activity involved. However, before deciding to wind down and terminate, if Yakult has a reasonable belief of a sound scientific and medical basis as to the safety of the approved dosage form and formulation of the ThermoDox Product in the Territory, then the Parties shall enter into discussions about the advisability and terms of continuing to market the ThermoDox Product in the Territory.

* Material has been omitted and filed separately with the Commission.

13.7        Survival.  Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly or by implication intended to survive termination, relinquishment or expiration of this Agreement and shall not affect or prejudice any provision of this Agreement which is expressly or by implication provided to come into effect on, or continue in effect after, such termination, relinquishment or expiration.

ARTICLE 14   MISCELLANEOUS

14.1        Relationship of the Parties.  Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this Agreement.  Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee benefits of such employees.  No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval.  For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship under this Agreement to the other Party shall be that of independent contractor.  This Agreement is not a partnership agreement and nothing in this Agreement shall be construed to establish a relationship of co-partners or joint venturers between the Parties.

14.2        Further Assurances.  Each Party hereby agrees to execute, acknowledge and/or deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

14.3        Force Majeure.  Neither Party shall be liable to the other Party for any direct, indirect, consequential, incidental, special, punitive, exemplary or other damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement by reason of the occurrence of a Force Majeure Event (a “Force Majeure Event”), provided such Party complies with its obligations under this Section 14.3.

(a)           A Force Majeure Event is an event that is unforeseen and beyond the reasonable control of a Party or its Affiliates, and not due to the malfeasance of the Party or its Affiliates, that could not reasonably have been avoided by the exercise of due care and prevents the Party from performing its obligations under this Agreement, including, but not limited to, injunction, fire, accident, labor difficulty, strike, riot, civil commotion, act of God, inability to obtain raw materials, or delay or errors by shipping companies (not occasioned by negligence of the Party).

(b)           A Force Majeure Event that materially interferes with the ability of a Party to perform its obligations or duties under this Agreement shall not excuse such Party from the performance of its obligations or duties, but shall merely suspend such performance during the continuation of the event.  The affected Party shall promptly notify the other Party of the occurrence and particulars, and shall provide the other Party with its best estimate of the duration of the Force Majeure Event.  The Party so affected shall use Commercially Reasonable Efforts to avoid or remove such causes of nonperformance as soon as is reasonably practicable.  Upon termination of the Force Majeure Event, the performance of any suspended obligation or duty shall promptly recommence.

14.4        Governing Law.  This Agreement shall be construed, and the respective rights of the Parties determined, according to the substantive law of the State of New York, notwithstanding the provisions governing conflict of laws under New York law to the contrary, except matters of intellectual property law which shall be determined in accordance with the intellectual property laws applicable to the intellectual property in question.

14.5        Arbitration.

(a)           With the exception of those matters referred for decision making under Section 2.14.4 and under Section 5.14 for resolution by independent accountants, in the event of any dispute arising out of or relating to this Agreement, the Parties shall first attempt to resolve such dispute through good-faith negotiations. Such negotiations shall not extend for a period of more than [  *  ] following notification of such dispute to the other Party.

(b)           Either Party may refer any such dispute to the Parties’ respective Chief Executive Officers or Managing Director, who shall confer on the resolution of the issue.  Any final decision mutually agreed to by such officers shall be conclusive and binding on the Parties.  If such officers are not able to agree on a resolution within [  *  ] after such issue was first referred to them, either Party may, by written notice to the other Party, elect to initiate arbitration pursuant to Section 14.5 (c).

(c)           Any arbitration under this Section 14.5 shall be administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect (the “Arbitration Rules”) and as otherwise described in this Section 14.5(c).  The arbitration shall take place at a location to be agreed by the Parties; provided, however, that in the event that the Parties are unable to agree on a location for an arbitration under this Agreement within [  *  ] of the demand therefore, such arbitration shall be held in New York, New York.

(i)            Full Arbitration.  Unless Section 14.5(c)(ii) is invoked for an expedited arbitration, the following procedures apply:

(1)           The Parties shall appoint an arbitrator by mutual agreement.  If the Parties cannot agree on the appointment of an arbitrator within [  *  ] of the demand for arbitration, an arbitrator shall be appointed in accordance with the Arbitration Rules.

* Material has been omitted and filed separately with the Commission.

(2)           Either Party may apply to the arbitrator for interim injunctive relief until the arbitration decision is rendered or the matter is otherwise resolved.  Either Party also may, without waiving any right or remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending resolution of the arbitration matter pursuant to this Section 14.5(c)(i).  The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve the dispute submitted to arbitration; provided, however, that the arbitrator shall not have the power to alter, amend, or otherwise affect the terms or provisions of this Agreement.  Judgment upon any award rendered pursuant to this Section may be entered by any court having jurisdiction over the Parties’ other assets.

(3)           Each Party shall bear its own costs and expenses and attorneys’ fees, and the Party that does not prevail in the arbitration proceeding shall pay the arbitrator’s fees and any administrative fees of arbitration.

(4)           Except to the extent necessary to confirm an award or decision or as may be required by applicable Law, neither Party may, and the Parties shall instruct the arbitrator not to, disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the arbitration matter would be barred by the applicable New York statute of limitations.

(5)           The Parties hereby agree that any payment to be made by a Party pursuant to a decision of the arbitrator shall be made in United States Dollars, free of any tax or other deduction.  The Parties further agree that the decision of the arbitrator shall be the sole, exclusive and binding remedy between them regarding determination of the arbitration matters presented and the Parties hereby waive the right to contest the award in any court or other forum.

(ii)           Expedited Arbitration.  Any dispute may be referred by either Party for expedited arbitration, in which case the procedures set forth in Section 14.5(a) shall apply, except as follows:

(1)           A single, independent, conflict-free arbitrator shall be appointed, who shall have sufficient background, expertise, and experience to resolve the dispute (“the Expert”);

(2)           Each Party shall submit a written summary of such Party’s position to the Expert within [  *  ] of the selection of the Expert.  Within [  *  ] after receipt of such summaries by the Expert, the Expert shall make a determination that the Expert considers the most fair and reasonable to the Parties, and shall provide the Parties with a written statement setting forth the basis of the determination.

(iii)  Binding Arbitration.  All arbitration decisions and outcomes to resolve disputes are binding to both Parties and will serve as the final decision.

14.6        (Intentionally Deleted)

* Material has been omitted and filed separately with the Commission.

14.7        Assignment.  This Agreement, and any rights or obligations of either Party hereunder, may not be assigned by either Party without the prior consent of the other Party; provided, however, that either Party may assign this Agreement, in whole or in part, to any of its Affiliates if such Party remains secondarily liable for performance of this Agreement; and provided further that either Party may assign this Agreement to a successor to all or substantially all of the assets of such Party whether by merger, sale of stock, sale of assets or other similar transaction.  This Agreement shall be binding upon and, subject to the terms of the foregoing sentence, inure to the benefit of the Parties hereto, and their permitted successors, legal representatives and assigns, including without limitation, any successor of a Party as a result of a Change of Control transaction involving such Party.

14.8        Notices.  All demands, notices, consents, approvals, reports, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if mailed by express delivery service (which notice shall be effective five (5) Business Days after such mailing) to the Parties at the following addresses:

Celsion Corporation:

Celsion Corporation

10220 Old Columbia Road

Suite L

Columbia, MD 21046

Attn:  Michael H. Tardugno, President

With a copy to:

Venable LLP

750 E. Pratt Street

Suite 900

Baltimore, Maryland  21202

Attn:  Michael J. Baader, Esquire

Yakult:

Yakult Honsha Co., Ltd.

6 F Ginza-Kobiki Bldg., 16-21,

Ginza 7-Chome, Chuo-ku, Tokyo, Japan

Attn: [  *  ], Head of the Pharmaceutical Division

With a copy to:

Yakult Honsha Co., Ltd.

6 F Ginza-Kobiki Bldg., 16-21,

Ginza 7-Chome, Chuo-ku, Tokyo, Japan

Attn: General Manager, Pharmaceutical Department

* Material has been omitted and filed separately with the Commission.

or to such other address as the addressee shall have last furnished in writing in accordance with this provision to the addressor.

14.9                        Severability.  In the event of the invalidity of any provisions of this Agreement, the Parties agree that such invalidity shall not affect the validity of the remaining provisions of this Agreement.  The Parties will replace an invalid provision with valid provisions which most closely approximate the purpose and economic effect of the invalid provision. In the event that the terms and conditions of this Agreement are materially altered as a result of the preceding sentences, the Parties shall renegotiate the terms and conditions of this Agreement in order to resolve any inequities.  Nothing in this Agreement shall be interpreted so as to require either Party to violate any applicable Laws, rules or regulations.

14.10                 Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

14.11                 Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by Law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

14.12                 Entire Agreement.  This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement between the Parties hereto with respect to the within subject matter and supersedes all previous agreements and understandings between the Parties, whether written or oral, including the terms of binding agreement between Yakult and Celsion for Development and marketing of ThermoDox Product in Japan, dated August 13, 2008.  This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement and signed by duly authorized representatives of Celsion and Yakult.

14.13                 No License.  Nothing in this Agreement shall be deemed to constitute the grant of any license or other right to either Party, to or in respect of any ThermoDox Product, patent, trademark, Confidential Information, trade secret or other data or any other intellectual property of the other Party, except as expressly set forth herein.

14.14                 No Third Party Beneficiaries.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including without limitation any creditor of either Party hereto.  No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any Claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.

14.15                 Counterparts.  This Agreement may be executed in two or more counterparts or facsimile versions (to be promptly followed by original signatures), each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, Celsion and Yakult, by their duly authorized officers, have executed this Agreement as of the Effective Date.

Celsion Corporation			Yakult Honsha Co., Ltd.

By:	/s/ Michael H. Tardugno	By:	/s/ Sumiya Hori
Name:	Michael H. Tardugno		Name: Sumiya Hori
Title:	President & CEO		Title: President

SCHEDULE 1.53

Hepatocellular Carcinoma

SCHEDULE 2.3.1

SCHEDULE 2.8.1

SCHEDULE 9.4